                          AGREEMENT AND PLAN OF MERGER
                                  BY AND AMONG
                                  YAHOO! INC.
                            ALAMO ACQUISITION CORP.
                                      AND
                               BROADCAST.COM INC.
                           DATED AS OF MARCH 31, 1999
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                               TABLE OF CONTENTS

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ARTICLE I  THE MERGER.....................................................................................              1
     1.1   The Merger........................................................................................           1
     1.2   Effective Time; Closing...........................................................................           2
     1.3   Effect of the Merger..............................................................................           2
     1.4   Certificate of Incorporation......................................................................           2
     1.5   Directors and Officers............................................................................           2
     1.6   Effect on Capital Stock...........................................................................           2
     1.7   Surrender of Certificates.........................................................................           3
     1.8   No Further Ownership Rights in Broadcast.com Common Stock.........................................           4
     1.9   Lost, Stolen or Destroyed Certificates............................................................           4
     1.10  Tax and Accounting Consequences...................................................................           4
     1.11  Taking of Necessary Action; Further Action........................................................           5

ARTICLE II  REPRESENTATIONS AND WARRANTIES OF COMPANY.....................................................              5
     2.1   Organization of Broadcast.com.....................................................................           5
     2.2   Broadcast.com Capital Structure...................................................................           5
     2.3   Obligations With Respect to Capital Stock.........................................................           6
     2.4   Authority.........................................................................................           6
     2.5   SEC Filings; Broadcast.com Financial Statements...................................................           7
     2.6   Absence of Certain Changes or Events..............................................................           8
     2.7   Taxes.............................................................................................           9
     2.8   Title to Properties; Absence of Liens and Encumbrances............................................          10
     2.9   Intellectual Property.............................................................................          10
     2.10  Compliance; Permits; Restrictions.................................................................          12
     2.11  Litigation........................................................................................          13
     2.12  Employee Benefit Plans............................................................................          13
     2.13  Environmental Matters.............................................................................          16
     2.14  Agreements, Contracts and Commitments.............................................................          16
     2.15  Pooling of Interests..............................................................................          17
     2.16  Change of Control Payments........................................................................          17
     2.17  Statements; Proxy Statement/Prospectus............................................................          17
     2.18  Board Approval....................................................................................          18
     2.19  Brokers' and Finders' Fees........................................................................          18
     2.20  Fairness Opinion..................................................................................          18
     2.21  Affiliates........................................................................................          18
     2.22  Section 203 Not Applicable........................................................................          18

ARTICLE III  REPRESENTATIONS AND WARRANTIES OF YAHOO! AND MERGER SUB......................................
                                                                                                                       18
     3.1   Organization of Yahoo! and Merger Sub.............................................................          18
     3.2   Yahoo! and Merger Sub Capital Structure...........................................................          19
     3.3   Authority.........................................................................................          19
     3.4   SEC Filings; Yahoo! Financial Statements..........................................................          20
     3.5   Absence of Certain Changes or Events..............................................................          20
     3.6   Proxy Statement/Prospectus........................................................................          20
     3.7   Litigation........................................................................................          21
     3.8   Pooling of Interests..............................................................................          21
     3.9   Affiliates........................................................................................          21
     3.10  Valid Issuance....................................................................................          21
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ARTICLE IV  CONDUCT PRIOR TO THE EFFECTIVE TIME...........................................................             21
     4.1   Conduct of Business by Broadcast.com..............................................................          21
     4.2   Conduct of Business by Yahoo!.....................................................................          23

ARTICLE V  ADDITIONAL AGREEMENTS..........................................................................             23
     5.1   Proxy Statement/Prospectus; Registration Statement; Other Filings.................................          23
     5.2   Meeting of Broadcast.com Stockholders.............................................................          24
     5.3   Confidentiality: Access to Information............................................................          25
     5.4   No Solicitation...................................................................................          25
     5.5   Public Disclosure.................................................................................          27
     5.6   Reasonable Efforts; Notification..................................................................          27
     5.7   Third Party Consents..............................................................................          28
     5.8   Stock Options and ESPP............................................................................          28
     5.9   Form S-8..........................................................................................          28
     5.10  Indemnification...................................................................................          29
     5.11  Nasdaq Listing....................................................................................          29
     5.12  Affiliate Agreements..............................................................................          29
     5.13  Company Stock Option..............................................................................          29
     5.14  Letter of Broadcast.com's Accountants.............................................................          32

ARTICLE VI  CONDITIONS TO THE MERGER......................................................................             32
     6.1   Conditions to Obligations of Each Party to Effect the Merger......................................          32
     6.2   Additional Conditions to Obligations of Broadcast.com.............................................          33
     6.3   Additional Conditions to the Obligations of Yahoo! and Merger Sub.................................          34

ARTICLE VII  TERMINATION, AMENDMENT AND WAIVER............................................................             34
     7.1   Termination.......................................................................................          34
     7.2   Notice of Termination Effect of Termination.......................................................          36
     7.3   Fees and Expenses.................................................................................          36
     7.4   Amendment.........................................................................................          37
     7.5   Extension; Waiver.................................................................................          37

ARTICLE VIII  GENERAL PROVISIONS..........................................................................             37
     8.1   Non-Survival of Representations and Warranties....................................................          37
     8.2   Notices...........................................................................................          37
     8.3   Interpretation; Certain Defined Terms.............................................................          38
     8.4   Counterparts......................................................................................          39
     8.5   Entire Agreement; Third Party Beneficiaries.......................................................          39
     8.6   Severability......................................................................................          39
     8.7   Other Remedies; Specific Performance..............................................................          39
     8.8   Governing Law.....................................................................................          39
     8.9   Rules of Construction.............................................................................          39
     8.10  Assignment........................................................................................          40
     8.11  Waiver of Jury Trial..............................................................................          40
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                               INDEX OF EXHIBITS

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
Exhibit A  Form of Broadcast.com Voting Agreement

Exhibit B  Form of Broadcast.com Affiliate Agreement

Exhibit C  Form of Noncompetition Agreement

Exhibit D  Form of Yahoo! Affiliate Agreement
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                          AGREEMENT AND PLAN OF MERGER

    This AGREEMENT AND PLAN OF MERGER is made and entered into as of March 31, 1999 (this "AGREEMENT"), among Yahoo! Inc., a California corporation ("YAHOO!"), Alamo Acquisition Corp., a Delaware corporation and a wholly owned subsidiary of Yahoo! ("MERGER SUB"), and broadcast.com inc., a Delaware corporation ("BROADCAST.COM").

                                    RECITALS

    A. Upon the terms and subject to the conditions of this Agreement and in accordance with the Delaware General Corporation Law ("DELAWARE LAW"), Yahoo!, Merger Sub and broadcast.com intend to enter into a business combination transaction.

    B. The Board of Directors of broadcast.com (i) has determined that the Merger (as defined in Section 1.1) is consistent with and in furtherance of the long-term business strategy of broadcast.com and advisable and fair to, and in the best interests of, broadcast.com and its stockholders, (ii) has approved this Agreement, the Merger and the other transactions contemplated by this Agreement and (iii) has determined to recommend that the stockholders of broadcast.com adopt and approve this Agreement and approve the Merger.

    C. The Board of Directors of Yahoo! (i) has determined that the Merger is consistent with and in furtherance of the long-term business strategy of Yahoo! and advisable and fair to, and in the best interests of, Yahoo! and its shareholders and (ii) has approved this Agreement, the Merger and the other transactions contemplated by this Agreement.

    D. Concurrently with the execution of this Agreement, and as a condition and inducement to Yahoo!'s willingness to enter into this Agreement, certain stockholders of broadcast.com are entering into Voting Agreements in substantially the form attached hereto as EXHIBIT A (the "BROADCAST.COM VOTING AGREEMENTS") and certain persons or entities who may be deemed to be affiliates of broadcast.com are entering into Affiliate Agreements in substantially the form attached hereto as EXHIBIT B (the "BROADCAST.COM AFFILIATE AGREEMENTS").

    E. In addition, concurrently with the execution of this Agreement, and as a condition and inducement to Yahoo!'s willingness to enter into this Agreement, Mark Cuban and Todd R. Wagner are entering into Noncompetition Agreements in substantially the form attached hereto as EXHIBIT C (the "NONCOMPETITION AGREEMENTS").

    F. The parties intend, by executing this Agreement, to adopt a plan of reorganization within the meaning of Section 368 of the Internal Revenue Code of 1986, as amended (the "CODE").

    G. It is also intended by the parties hereto that the Merger shall qualify for accounting treatment as a pooling of interests.

    NOW, THEREFORE, in consideration of the covenants, agreements, representations and warranties set forth herein, the parties agree as follows:

                                   ARTICLE I
                                   THE MERGER

    1.1 THE MERGER. At the Effective Time and subject to and upon the terms and conditions of this Agreement and the applicable provisions of Delaware Law, Merger Sub shall be merged with and into broadcast.com (the "MERGER"), the separate corporate existence of Merger Sub shall cease and broadcast.com shall continue as the surviving corporation. Broadcast.com as the surviving corporation after the Merger is hereinafter sometimes referred to as the "SURVIVING CORPORATION."

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    1.2  EFFECTIVE TIME; CLOSING.  Subject to the provisions of this Agreement, the parties hereto shall cause the Merger to be consummated by filing a certificate of merger, in such appropriate form as determined by the parties, with the Secretary of State of the State of Delaware in accordance with the relevant provisions of Delaware Law (the "CERTIFICATE OF MERGER") (the time of such filing (or such later time as may be agreed in writing by broadcast.com and Yahoo! and specified in the Certificate of Merger) being the "EFFECTIVE TIME") as soon as practicable on or after the Closing Date (as herein defined). The closing of the Merger (the "CLOSING") shall take place at the offices of Venture Law Group, 2800 Sand Hill Road, Menlo Park, California, at a time and date to be specified by the parties, which shall be no later than the second business day after the satisfaction or waiver of the conditions set forth in Article VI, or at such other time, date and location as the parties hereto agree in writing (the "CLOSING DATE").

    1.3 EFFECT OF THE MERGER. At the Effective Time, the effect of the Merger shall be as provided in this Agreement and the applicable provisions of Delaware Law. Without limiting the generality of the foregoing, at the Effective Time all the property, rights, privileges, powers and franchises of broadcast.com and Merger Sub shall vest in the Surviving Corporation, and all debts, liabilities and duties of broadcast.com and Merger Sub shall become the debts, liabilities and duties of the Surviving Corporation.

    1.4  CERTIFICATE OF INCORPORATION; BYLAWS.

    (a) At the Effective Time, the Certificate of Incorporation of Merger Sub, as in effect immediately prior to the Effective Time, shall be the Certificate of Incorporation of the Surviving Corporation until thereafter amended as provided by law and such Certificate of Incorporation of the Surviving Corporation; PROVIDED, HOWEVER, that at the Effective Time Article I of the Certificate of Incorporation of the Surviving Corporation shall be amended to read: "The name of the corporation is broadcast.com inc."

    (b) At the Effective Time, the Bylaws of Merger Sub, as in effect immediately prior to the Effective Time, shall be the Bylaws of the Surviving Corporation until thereafter amended.

    1.5 DIRECTORS AND OFFICERS. The initial directors of the Surviving Corporation shall be the directors of Merger Sub immediately prior to the Effective Time, until their respective successors are duly elected or appointed and qualified. The initial corporate officers of the Surviving Corporation shall be the corporate officers of Merger Sub immediately prior to the Effective Time, until their respective successors are duly appointed.

    1.6 EFFECT ON CAPITAL STOCK. At the Effective Time, by virtue of the Merger and without any action on the part of Merger Sub, broadcast.com or the holders of any of the following securities:

        (a) CONVERSION OF BROADCAST.COM COMMON STOCK. Each share of common stock, par value $0.01 per share, of broadcast.com ("BROADCAST.COM COMMON STOCK") issued and outstanding immediately prior to the Effective Time, other than any shares of broadcast.com Common Stock to be canceled pursuant to Section 1.6(b), will be canceled and extinguished and automatically converted (subject to Sections 1.6(d) and (e)) into the right to receive
    0.7722 of a share (the "EXCHANGE RATIO") of common stock, par value $0.00017 per share, of Yahoo! ("YAHOO! COMMON STOCK") upon surrender of the certificate representing such share of broadcast.com Common Stock in the manner provided in Section 1.7.

        (b) CANCELLATION OF BROADCAST.COM-OWNED AND YAHOO!-OWNED STOCK. Each share of broadcast.com Common Stock held by broadcast.com or owned by Merger Sub, Yahoo! or any direct or indirect wholly owned subsidiary of broadcast.com or of Yahoo! immediately prior to the Effective Time shall be canceled and extinguished without any conversion thereof.

        (c) CAPITAL STOCK OF MERGER SUB. Each share of common stock, $0.0l par value per share, of Merger Sub issued and outstanding immediately prior to the Effective Time shall be converted into one validly issued, fully paid and nonassessable share of common stock, $0.01 par value per share, of

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    the Surviving Corporation. Each certificate evidencing ownership of shares of the common stock of Merger Sub shall evidence ownership of such shares of capital stock of the Surviving Corporation.

        (d) ADJUSTMENTS TO EXCHANGE RATIO. The Exchange Ratio shall be adjusted to reflect appropriately the effect of any stock split, reverse stock split, stock dividend (including any dividend or distribution of securities convertible into Yahoo! Common Stock or broadcast.com Common Stock), reorganization, recapitalization, reclassification or other like change with respect to Yahoo! Common Stock or broadcast.com Common Stock occurring on or after the date hereof and prior to the Effective Time.

        (e) FRACTIONAL SHARES. No fraction of a share of Yahoo! Common Stock will be issued by virtue of the Merger, but in lieu thereof each holder of shares of broadcast.com Common Stock who would otherwise be entitled to a fraction of a share of Yahoo! Common Stock (after aggregating all fractional shares of Yahoo! Common Stock that otherwise would be received by such holder) shall receive from Yahoo! an amount of cash (rounded to the nearest whole cent) equal to the product of (i) such fraction, multiplied by (ii) the average closing sale price of one share of Yahoo! Common Stock for the five (5) most recent days that Yahoo! Common Stock has traded ending on the trading day immediately prior to the Effective Time, as reported on the Nasdaq Stock Market.

    1.7  SURRENDER OF CERTIFICATES.

    (a) EXCHANGE AGENT. Yahoo! shall select a bank or trust company reasonably acceptable to broadcast.com to act as the exchange agent (the "EXCHANGE AGENT") in the Merger.

    (b) YAHOO! TO PROVIDE COMMON STOCK. Promptly after the Effective Time, Yahoo! shall make available to the Exchange Agent for exchange in accordance with this Article I, the shares of Yahoo! Common Stock issuable pursuant to
Section 1.6 in exchange for outstanding shares of broadcast.com Common Stock, and cash in an amount sufficient for payment in lieu of fractional shares pursuant to Section 1.6(e) and any dividends or distributions to which holders of shares of broadcast.com Common Stock may be entitled pursuant to Section 1.7(d).

    (c) EXCHANGE PROCEDURES. Promptly after the Effective Time, Yahoo! shall cause the Exchange Agent to mail to each holder of record (as of the Effective
Time) of a certificate or certificates (the "CERTIFICATES"), which immediately prior to the Effective Time represented outstanding shares of broadcast.com Common Stock, whose shares were converted into shares of Yahoo! Common Stock pursuant to Section 1.6 (i) a letter of transmittal in customary form (which shall specify that delivery shall be effected, and risk of loss and title to the Certificates shall pass, only upon delivery of the Certificates to the Exchange Agent and shall contain such other customary provisions as Yahoo! may reasonably specify) and (ii) instructions for use in effecting the surrender of the Certificates in exchange for certificates representing shares of Yahoo! Common Stock, cash in lieu of any fractional shares pursuant to Section 1.6(e) and any dividends or other distributions pursuant to Section 1.7(d). Upon surrender of Certificates for cancellation to the Exchange Agent or to such other agent or agents as may be appointed by Yahoo!, together with such letter of transmittal, duly completed and validly executed in accordance with the instructions thereto, the holders of such Certificates shall be entitled to receive in exchange therefor certificates representing the number of whole shares of Yahoo! Common Stock into which their shares of broadcast.com Common Stock were converted at the Effective Time, payment in lieu of fractional shares which such holders have the right to receive pursuant to Section 1.6(e) and any dividends or distributions payable pursuant to Section 1.7(d), and the Certificates so surrendered shall forthwith be canceled. Until so surrendered, outstanding Certificates will be deemed from and after the Effective Time, for all corporate purposes, to evidence only the ownership of the number of full shares of Yahoo! Common Stock into which such shares of broadcast.com Common Stock shall have been so converted and the right to receive an amount in cash in lieu of the issuance of any fractional shares in accordance with Section 1.6(e) and any dividends or distributions payable pursuant to Section 1.7(d).

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    (d)  DISTRIBUTIONS WITH RESPECT TO UNEXCHANGED SHARES.  No dividends or other distributions declared or made after the date of this Agreement with respect to Yahoo! Common Stock with a record date after the Effective Time will be paid to the holders of any unsurrendered Certificates with respect to the shares of Yahoo! Common Stock represented thereby until the holders of record of such Certificates shall surrender such Certificates. Subject to applicable law, following surrender of any such Certificates, the Exchange Agent shall deliver to the record holders thereof, without interest, certificates representing whole shares of Yahoo! Common Stock issued in exchange therefor along with payment in lieu of fractional shares pursuant to Section 1.6(e) hereof and the amount of any such dividends or other distributions with a record date after the Effective Time payable with respect to such shares of Yahoo! Common Stock.

    (e) TRANSFERS OF OWNERSHIP. If certificates representing shares of Yahoo! Common Stock are to be issued in a name other than that in which the Certificates surrendered in exchange therefor are registered, it will be a condition of the issuance thereof that the Certificates so surrendered will be properly endorsed and otherwise in proper form for transfer and that the persons requesting such exchange will have paid to Yahoo! or any agent designated by it any transfer or other taxes required by reason of the issuance of certificates representing shares of Yahoo! Common Stock in any name other than that of the registered holder of the Certificates surrendered, or established to the satisfaction of Yahoo! or any agent designated by it that such tax has been paid or is not payable.

    (f) NO LIABILITY. Notwithstanding anything to the contrary in this Section 1.7, neither the Exchange Agent, Yahoo!, the Surviving Corporation nor any party hereto shall be liable to a holder of shares of Yahoo! Common Stock or broadcast.com Common Stock for any amount properly paid to a public official pursuant to any applicable abandoned property, escheat or similar law.

    1.8 NO FURTHER OWNERSHIP RIGHTS IN BROADCAST.COM COMMON STOCK. All shares of Yahoo! Common Stock issued in accordance with the terms hereof (including any cash paid in respect thereof pursuant to Section 1.6(e) and 1.7(d)) shall be deemed to have been issued in full satisfaction of all rights pertaining to such shares of broadcast.com Common Stock, and there shall be no further registration of transfers on the records of the Surviving Corporation of shares of broadcast.com Common Stock which were outstanding immediately prior to the Effective Time. If after the Effective Time Certificates are presented to the Surviving Corporation for any reason, they shall be canceled and exchanged as provided in this Article I.

    1.9 LOST, STOLEN OR DESTROYED CERTIFICATES. In the event that any Certificates shall have been lost, stolen or destroyed, the Exchange Agent shall issue in exchange for such lost, stolen or destroyed Certificates, upon the making of an affidavit of that fact by the holder thereof, certificates representing the shares of Yahoo! Common Stock into which the shares of broadcast.com Common Stock represented by such Certificates were converted pursuant to Section 1.6, cash for fractional shares, if any, as may be required pursuant to Section 1.6(e) and any dividends or distributions payable pursuant to Section 1.7(d); PROVIDED, HOWEVER, that Yahoo! may, in its discretion and as a condition precedent to the issuance of such certificates representing shares of Yahoo! Common Stock, cash and other distributions, require the owner of such lost, stolen or destroyed Certificates to deliver a bond in such sum and with customary provisions as it may reasonably direct as indemnity against any claim that may be made against Yahoo!, the Surviving Corporation or the Exchange Agent with respect to the Certificates alleged to have been lost, stolen or destroyed.

    1.10  TAX AND ACCOUNTING CONSEQUENCES.

    (a) It is intended by the parties hereto that the Merger shall constitute a reorganization within the meaning of Section 368 of the Code. The parties hereto adopt this Agreement as a "plan of reorganization" within the meaning of Sections 1.368-2(g) and 1.368-3(a) of the United States Income Tax Regulations.

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    (b) It is intended by the parties hereto that the Merger shall qualify for accounting treatment as a pooling of interests.

    1.11 TAKING OF NECESSARY ACTION; FURTHER ACTION. If, at any time after the Effective Time, any further action is necessary or desirable to carry out the purposes of this Agreement and to vest the Surviving Corporation with full right, title and possession to all assets, property, rights, privileges, powers and franchises of broadcast.com and Merger Sub, the officers and directors of broadcast.com and Merger Sub will take all such lawful and necessary action. Yahoo! shall cause Merger Sub to perform all of its obligations relating to this Agreement and the transactions contemplated hereby.

                                   ARTICLE II
                   REPRESENTATIONS AND WARRANTIES OF COMPANY

    Broadcast.com represents and warrants to Yahoo! and Merger Sub, subject to the exceptions specifically disclosed in writing in the disclosure letter delivered by broadcast.com to Yahoo! dated as of the date hereof and certified by a duly authorized officer of broadcast.com (the "BROADCAST.COM DISCLOSURE LETTER"), as follows:

    2.1  ORGANIZATION OF BROADCAST.COM.

    (a) Broadcast.com and each of its subsidiaries (i) is a corporation or other legal entity duly organized, validly existing and in good standing under the laws of the jurisdiction in which it is organized; (ii) has the corporate or other power and authority to own, lease and operate its assets and property and to carry on its business as now being conducted; and (iii) except as would not be material to broadcast.com, is duly qualified or licensed to do business in each jurisdiction where the character of the properties owned, leased or operated by it or the nature of its activities makes such qualification or licensing necessary.

    (b) Broadcast.com has delivered to Yahoo! a true and complete list of all of broadcast.com's subsidiaries as of the date of this Agreement, indicating the jurisdiction of organization of each subsidiary and broadcast.com's equity interest therein. Except as set forth on such list, neither broadcast.com nor any of its subsidiaries owns any equity interest in any corporation, partnership or joint venture arrangement or other business entity that is material to broadcast.com.

    (c) Broadcast.com has delivered or made available to Yahoo! a true and correct copy of the Certificate of Incorporation and Bylaws of broadcast.com and similar governing instruments of each of its subsidiaries, each as amended to date, and each such instrument is in full force and effect. Neither broadcast.com nor any of its subsidiaries is in violation of any of the provisions of its Certificate of Incorporation or Bylaws or equivalent governing instruments.

    2.2 BROADCAST.COM CAPITAL STRUCTURE. The authorized capital stock of broadcast.com consists of 60,000,000 shares of Common Stock, par value $0.01 per share, of which there were 36,851,149 shares issued and outstanding as of March 31, 1999 (none of which were held by broadcast.com in its treasury), and 5,000,000 shares of Preferred Stock, par value $0.01 per share, none of which are issued or outstanding. All outstanding shares of broadcast.com Common Stock are duly authorized, validly issued, fully paid and nonassessable and are not subject to preemptive rights created by statute, the Certificate of Incorporation or Bylaws of broadcast.com or any agreement or document to which broadcast.com is a party or by which it is bound. As of March 31, 1999, broadcast.com had reserved an aggregate of (i) 5,187,296 shares of broadcast.com Common Stock for issuance pursuant to broadcast.com's 1998 Stock Option Plan,
(ii) 2,438,074 shares of broadcast.com Common Stock for issuance pursuant to broadcast.com's 1996 Stock Option Plan, and (iii) 277,500 shares of broadcast.com Common Stock for issuance pursuant to broadcast.com's 1996 Non-Employee Directors Stock Option Plan. As of March 31, 1999, there were options outstanding to purchase an aggregate of (u) 5,121,108 shares of broadcast.com Common Stock pursuant to broadcast.com's 1998 Stock Option Plan,
(v) 1,834,600 shares of broadcast.com Common Stock pursuant to broadcast.com's 1996 Stock Option Plan, and (w) 57,300 shares of

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broadcast.com Common Stock pursuant to broadcast.com's 1996 Non-Employee
Directors Stock Option Plan. Broadcast.com's 1998 Stock Option Plan, broadcast.com's 1996 Stock Option Plan and broadcast.com's 1996 Non-Employee Directors Stock Option Plan are collectively referred to in this Agreement as the "BROADCAST.COM STOCK OPTION PLANS." There are warrants outstanding to purchase 436,192 shares of broadcast.com Common Stock. As of March 31, 1999, broadcast.com had reserved an aggregate of 494,849 shares of broadcast.com Common Stock for issuance pursuant to broadcast.com's 1998 Employee Stock Purchase Plan (the "ESPP"). All shares of broadcast.com Common Stock subject to issuance as aforesaid, upon issuance on the terms and conditions specified in the instruments pursuant to which they are issuable, would be duly authorized, validly issued, fully paid and nonassessable. The broadcast.com Disclosure Letter lists for each person who held options or warrants to acquire shares of broadcast.com Common Stock as of March 31, 1999, the name of the holder of such option or warrant, the exercise price of such option or warrant, the number of shares as to which such option or warrant had vested at such date, the vesting schedule for such option or warrant and whether the exercisability of such option or warrant will be accelerated in any way by the transactions contemplated by this Agreement, and indicates the extent of acceleration, if any.

    2.3  OBLIGATIONS WITH RESPECT TO CAPITAL STOCK.  Except as set forth in
Section 2.2, there are no equity securities, partnership interests or similar ownership interests of any class of broadcast.com equity security, or any securities exchangeable or convertible into or exercisable for such equity securities, partnership interests or similar ownership interests, issued, reserved for issuance or outstanding. Except for securities broadcast.com owns free and clear of all claims and encumbrances, directly or indirectly through one or more subsidiaries, there are no equity securities, partnership interests or similar ownership interests of any class of equity security of any subsidiary of broadcast.com, or any security exchangeable or convertible into or exercisable for such equity securities, partnership interests or similar ownership interests, issued, reserved for issuance or outstanding. Except as set forth in Section 2.2, there are no subscriptions, options, warrants, equity securities, partnership interests or similar ownership interests, calls, rights (including preemptive rights), commitments or agreements of any character to which broadcast.com or any of its subsidiaries is a party or by which it is bound obligating broadcast.com or any of its subsidiaries to issue, deliver or sell, or cause to be issued, delivered or sold, or repurchase, redeem or otherwise acquire, or cause the repurchase, redemption or acquisition of, any shares of capital stock, partnership interests or similar ownership interests of broadcast.com or any of its subsidiaries or obligating broadcast.com or any of its subsidiaries to grant, extend, accelerate the vesting of or enter into any such subscription, option, warrant, equity security, call, right, commitment or agreement. Except as contemplated by this Agreement, there are no registration rights and there is no voting trust, proxy, rights plan, antitakeover plan or other agreement or understanding to which broadcast.com is a party or by which it is bound with respect to any equity security of any class of broadcast.com or with respect to any equity security, partnership interest or similar ownership interest of any class of any of its subsidiaries. Stockholders of broadcast.com will not be entitled to dissenters' rights under applicable state law in connection with the Merger.

    2.4  AUTHORITY.

    (a) Broadcast.com has all requisite corporate power and authority to enter into this Agreement and to consummate the transactions contemplated hereby. The execution and delivery of this Agreement and the consummation of the transactions contemplated hereby have been duly authorized by all necessary corporate action on the part of broadcast.com, subject only to the approval and adoption of this Agreement and the approval of the Merger by broadcast.com's stockholders and the filing of the Certificate of Merger pursuant to Delaware Law. A vote of the holders of a majority of the outstanding shares of broadcast.com Common Stock is sufficient for broadcast.com's stockholders to approve and adopt this Agreement and approve the Merger. This Agreement has been duly executed and delivered by broadcast.com and, assuming the due execution and delivery by Yahoo! and Merger Sub, constitutes a valid and binding obligation of broadcast.com, enforceable against broadcast.com in accordance with its terms, except as enforceability may be limited by bankruptcy and other similar laws and general principles of equity. The execution and delivery of this Agreement by broadcast.com does not, and the performance of this Agreement by broadcast.com will not, (i) conflict with or violate the Certificate of Incorporation or Bylaws of broadcast.com or the equivalent organizational documents of any of its subsidiaries, (ii) subject to obtaining the approval and adoption of this Agreement and the approval of the Merger by broadcast.com's stockholders as contemplated in Section 5.2 and compliance with the requirements set forth in Section 2.4(b) below, conflict with or violate any law, rule, regulation, order, judgment or decree applicable to broadcast.com or any of its subsidiaries or by which broadcast.com or any of its subsidiaries or any of their respective properties is bound or affected, or
(iii) result in any material breach of or constitute a material default (or an event that with notice or lapse of time or both would become a material default) under, or impair broadcast.com's rights or alter the rights or obligations of any third party under, or give to others any rights of termination, amendment, acceleration or cancellation of, or result in the creation of a material lien or encumbrance on any of the material properties or assets of broadcast.com or any of its subsidiaries pursuant to, any note, bond, mortgage, indenture, contract, agreement, lease, license, permit, franchise, concession, or other instrument or obligation, in each case that is material to broadcast.com, to which broadcast.com or any of its subsidiaries is a party or by which broadcast.com or any of its subsidiaries or its or any of their respective assets are bound or affected. The broadcast.com Disclosure Letter lists all consents, waivers and approvals under any of broadcast.com's or any of its subsidiaries' agreements, contracts, licenses or leases required to be obtained in connection with the consummation of the transactions contemplated hereby, which, if individually or in the aggregate not obtained, would result in a loss of benefits to broadcast.com, Yahoo! or the Surviving Corporation as a result of the Merger that would be reasonably likely to result in a Material Adverse Effect (as defined in Section 8.3(c)) with respect to broadcast.com, Yahoo! or the Surviving Corporation.

    (b) No consent, approval, order or authorization of, or registration, declaration or filing with any court, administrative agency or commission or other governmental authority or instrumentality, foreign or domestic ("GOVERNMENTAL ENTITY"), is required to be obtained or made by broadcast.com in connection with the execution and delivery of this Agreement or the consummation of the Merger, except for (i) the filing of the Certificate of Merger with the Secretary of State of the State of Delaware, (ii) the filing of the Proxy Statement/Prospectus (as defined in Section 2.17) with the Securities and Exchange Commission ("SEC"), (iii) such consents, approvals, orders, authorizations, registrations, declarations and filings as may be required under applicable federal, foreign and state securities (or related) laws and the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended (the "HSR ACT"), and (iv) such other consents, authorizations, filings, approvals and registrations which if not obtained or made would not be material to broadcast.com or Yahoo! or have a material adverse effect on the ability of the parties hereto to consummate the Merger.

    2.5  SEC FILINGS; BROADCAST.COM FINANCIAL STATEMENTS.

    (a) Broadcast.com has filed all forms, reports and documents required to be filed by broadcast.com with the SEC since July 16, 1998, and has made available to Yahoo! such forms, reports and documents in the form filed with the SEC. All such required forms, reports and documents (including those that broadcast.com may file subsequent to the date hereof) are referred to herein as the "BROADCAST.COM SEC REPORTS." As of their respective dates, the broadcast.com SEC Reports (i) were prepared in accordance with the requirements of the Securities Act of 1933, as amended (the "SECURITIES ACT"), or the Securities Exchange Act of 1934, as amended (the "EXCHANGE ACT"), as the case may be, and the rules and regulations of the SEC thereunder applicable to such broadcast.com SEC Reports and (ii) did not at the time they were filed (or if amended or superseded by a filing prior to the date of this Agreement, then on the date of such filing) contain any untrue statement of a material fact or omit to state a material fact required to be stated therein or necessary in order to make the statements therein, in the light of the circumstances under which they were made, not misleading. None of broadcast.com's subsidiaries is required to file any forms, reports or other documents with the SEC.

    (b) Each of the consolidated financial statements (including, in each case, any related notes thereto) contained in the broadcast.com SEC Reports (the "BROADCAST.COM FINANCIALS"), including each broadcast.com SEC Reports filed after the date hereof until the Closing, (i) complied as to form in all material respects with the published rules and regulations of the SEC with respect thereto, (ii) was prepared in accordance with United States generally accepted accounting principles ("GAAP") applied on a consistent basis throughout the periods involved (except as may be indicated in the notes thereto or, in the case of unaudited interim financial statements, as may be permitted by the SEC on Form 10-Q under the Exchange Act) and (iii) fairly presented the consolidated financial position of broadcast.com and its subsidiaries as at the respective dates thereof and the consolidated results of broadcast.com's operations and cash flows for the periods indicated, except that the unaudited interim financial statements may not contain footnotes and were or are subject to normal and recurring year-end adjustments. The balance sheet of broadcast.com contained in broadcast.com SEC Reports as of December 31, 1998 is hereinafter referred to as the "BROADCAST.COM BALANCE SHEET." Except as disclosed in the broadcast.com Financials, since the date of the broadcast.com Balance Sheet neither broadcast.com nor any of its subsidiaries has any liabilities required under GAAP to be set forth on a balance sheet (absolute, accrued, contingent or otherwise) which are, individually or in the aggregate, material to the business, results of operations or financial condition of broadcast.com and its subsidiaries taken as a whole, except for liabilities incurred since the date of the broadcast.com Balance Sheet in the ordinary course of business consistent with past practices and liabilities under this Agreement or incurred in connection with the transactions contemplated hereby.

    (c) Broadcast.com has heretofore furnished to Yahoo! a complete and correct copy of any amendments or modifications, which have not yet been filed with the SEC but which are required to be filed, to agreements, documents or other instruments which previously had been filed by broadcast.com with the SEC pursuant to the Securities Act or the Exchange Act.

    2.6 ABSENCE OF CERTAIN CHANGES OR EVENTS. Since the date of the broadcast.com Balance Sheet there has not been: (i) any Material Adverse Effect with respect to broadcast.com and its subsidiaries, taken as a whole, (ii) any declaration, setting aside or payment of any dividend on, or other distribution (whether in cash, stock or property) in respect of, any of broadcast.com's capital stock, or any purchase, redemption or other acquisition by broadcast.com of any of broadcast.com's capital stock or any other securities of broadcast.com or any options, warrants, calls or rights to acquire any such shares or other securities except for repurchases from employees following their termination pursuant to the terms of their pre-existing stock option or purchase agreements,
(iii) any split, combination or reclassification of any of broadcast.com's capital stock, (iv) any granting by broadcast.com or any of its subsidiaries of any increase in compensation or fringe benefits to any of their officers, directors or managers or employees who earn more than $100,000 per year, or any payment by broadcast.com or any of its subsidiaries of any bonus to any of their officers, directors or managers or employees who earn more than $100,000 per year, or any granting by broadcast.com or any of its subsidiaries of any increase in severance or termination pay or any entry by broadcast.com or any of its subsidiaries into, or material modification or amendment of, any currently effective employment, severance, termination or indemnification agreement or any agreement the benefits of which are contingent or the terms of which are materially altered upon the occurrence of a transaction involving broadcast.com of the nature contemplated hereby, (v) any material change or alteration in the policy of broadcast.com relating to the granting of stock options to its employees and consultants, (vi) entry by broadcast.com or any of its subsidiaries into, or material modification, amendment or cancellation of, any licensing, distribution, sponsorship, advertising, merchant program or other similar agreement or which either is not terminable by broadcast.com or its subsidiaries, as the case may be, without penalty upon no more than 45 days' prior notice or provides for payments by or to broadcast.com or its subsidiaries in an amount in excess of $50,000 over the term of the agreement, (vii) any material change by broadcast.com in its accounting methods, principles or practices, except as required by concurrent changes in GAAP, or (viii) any revaluation by broadcast.com of any of its assets, including, without limitation, writing off notes or accounts receivable other than in the ordinary course of business.

    2.7  TAXES.

    (a) DEFINITION OF TAXES. For the purposes of this Agreement, "TAX" or "TAXES" refers to (i) any and all federal, state, local and foreign taxes, assessments and other governmental charges, duties, impositions and liabilities relating to taxes, including taxes based upon or measured by gross receipts, income, profits, sales, use and occupation, and value added, ad valorem, transfer, franchise, withholding, payroll, recapture, employment, excise and property taxes, together with all interest, penalties and additions imposed with respect to such amounts, (ii) any liability for payment of any amounts of the type described in clause (i) as a result of being a member of an affiliated consolidated, combined or unitary group, and (iii) any liability for amounts of the type described in clauses (i) and (ii) as a result of any express or implied obligation to indemnify another person or as a result of any obligations under any agreements or arrangements with any other person with respect to such amounts and including any liability for taxes of a predecessor entity.

    (b)  TAX RETURNS AND AUDITS.

    (i) Broadcast.com and each of its subsidiaries have timely filed all material federal, state, local and foreign returns, estimates, information statements and reports ("RETURNS") relating to Taxes required to be filed by or on behalf of broadcast.com and each of its subsidiaries with any Tax authority, such Returns are true, correct and complete in all material respects, and broadcast.com and each of its subsidiaries have paid (where required by law or otherwise accrued) all Taxes shown to be due on such Returns.

    (ii) Broadcast.com and each of its subsidiaries have withheld with respect to its employees all federal and state income Taxes, Taxes pursuant to the Federal Insurance Contribution Act ("FICA"), Taxes pursuant to the Federal Unemployment Tax Act ("FUTA") and other Taxes required to be withheld.

   (iii) There is no material Tax deficiency outstanding, proposed or assessed against broadcast.com or any of its subsidiaries, nor has broadcast.com or any of its subsidiaries executed any unexpired waiver of any statute of limitations on or extending the period for the assessment or collection of any Tax that is still in effect.

    (iv) No audit or other examination of any Return of broadcast.com or any of its subsidiaries by any Tax authority is presently in progress, nor has broadcast.com or any of its subsidiaries been notified of any request for such an audit or other examination.

    (v) No adjustment of Tax relating to any Returns filed by broadcast.com or any of its subsidiaries has been proposed in writing formally or informally by any Tax authority to broadcast.com or any of its subsidiaries or any representative thereof.

    (vi) Neither broadcast.com nor any of its subsidiaries has any liability for unpaid Taxes which has not been accrued for or reserved on the broadcast.com Balance Sheet, whether asserted or unasserted, contingent or otherwise, which is material to broadcast.com, other than any liability for unpaid Taxes that may have accrued since the date of the broadcast.com Balance Sheet in connection with the operation of the business of broadcast.com and its subsidiaries in the ordinary course.

   (vii) There is no contract, agreement, plan or arrangement to which broadcast.com is a party, including but not limited to the provisions of this Agreement and the agreements entered into in connection with this Agreement, covering any employee or former employee of broadcast.com or any of its subsidiaries that, individually or collectively, would be reasonably likely to give rise to the payment of any amount that would not be deductible pursuant to Sections 280G, 404 or 162(m) of the Code.

  (viii) Neither broadcast.com nor any of its subsidiaries has filed any consent agreement under Section 341(f) of the Code or agreed to have Section 341(f)(2) of the Code apply to any disposition of a subsection (f) asset (as defined in Section 341(f)(4) of the Code) owned by broadcast.com.

    (ix) Neither broadcast.com nor any of its subsidiaries is party to or has any obligation under any tax-sharing, tax indemnity or tax allocation agreement or arrangement.

    (x) Except as may be required as a result of the Merger, broadcast.com and its subsidiaries have not been and will not be required to include any material adjustment in Taxable income for any Tax period (or portion thereof) pursuant to
Section 481 or Section 263A of the Code or any comparable provision under state or foreign Tax laws as a result of transactions, events or accounting methods employed prior to the Closing.

    (xi) Broadcast.com has made available to Yahoo! or its legal or accounting representatives copies of all foreign, federal and state income tax and all state sales and use tax Returns for broadcast.com and each of its subsidiaries filed for all periods since its inception.

   (xii) There are no liens, pledges, charges, claims, restrictions on transfer, mortgages, security interests or other encumbrances of any sort (collectively, "LIENS") on the assets of broadcast.com or any of its subsidiaries relating to or attributable to Taxes, other than Liens for Taxes not yet due and payable.

    2.8  TITLE TO PROPERTIES; ABSENCE OF LIENS AND ENCUMBRANCES.

    (a) Broadcast.com owns no real property interests. The broadcast.com Disclosure Letter lists all real property leases to which broadcast.com is a party and each amendment thereto that is in effect as of the date of this Agreement. All such current leases are in full force and effect, are valid and effective in accordance with their respective terms, and there is not, under any of such leases, any existing default or event of default (or event which with notice or lapse of time, or both, would constitute a default) that would give rise to a claim against broadcast.com in an amount greater than $50,000.

    (b) Broadcast.com has good and valid title to, or, in the case of leased properties and assets, valid leasehold interests in, all of its tangible properties and assets, real, personal and mixed, used or held for use in its business, free and clear of any Liens, except as reflected in the broadcast.com Financials and except for Liens for Taxes not yet due and payable and such Liens or other imperfections of title and encumbrances, if any, which are not material in character, amount or extent, and which do not materially detract from the value, or materially interfere with the present use, of the property subject thereto or affected thereby.

    2.9 INTELLECTUAL PROPERTY. For the purposes of this Agreement, the following terms have the following definitions:

       "INTELLECTUAL PROPERTY" shall mean any or all of the following and all rights in, arising out of or associated therewith: (i) all United States, international and foreign patents and applications therefor and all reissues, divisions, renewals, extensions, provisionals, continuations and continuations-in-part thereof; (ii) all inventions (whether patentable or not), invention disclosures, improvements, trade secrets, proprietary information, know how, technology, technical data and customer lists, and all documentation relating to any of the foregoing;
       (iii) all copyrights, copyrights registrations and applications therefor, and all other rights corresponding thereto throughout the world; (iv) all industrial designs and any registrations and applications therefor throughout the world; (v) all trade names, logos, common law trademarks and service marks, trademark and service mark registrations and applications therefor throughout the world; (vi) all databases and data collections and all rights therein throughout the world; (vii) all moral and economic rights of authors and inventors, however denominated, throughout the world; and (viii) any similar or equivalent rights to any of the foregoing anywhere in the world.

       "BROADCAST.COM INTELLECTUAL PROPERTY" shall mean any Intellectual Property that is owned by, or exclusively licensed to, broadcast.com or one of its subsidiaries.

       "REGISTERED INTELLECTUAL PROPERTY" means all United States, international and foreign: (i) patents and patent applications (including provisional applications); (ii) registered trademarks, applications to register trademarks, intent-to-use applications, or other registrations or applications related to trademarks; (iii) registered copyrights and applications for copyright registration; and (iv) any other Intellectual Property that is the subject of an application, certificate, filing, registration or other document issued, filed with, or recorded by any state, government or other public legal authority.

       "BROADCAST.COM REGISTERED INTELLECTUAL PROPERTY" means all of the Registered Intellectual Property owned by, or filed in the name of, broadcast.com or one of its subsidiaries.

        (a) No broadcast.com Intellectual Property or product or service of broadcast.com is subject to any proceeding or outstanding decree, order, judgment, agreement, or stipulation of any Governmental Entity restricting (other than such restrictions that are contained in the instrument by which broadcast.com acquired such broadcast.com Intellectual Property) in any manner the use, transfer, or licensing thereof by broadcast.com, or which may affect the validity, use or enforceability of such broadcast.com Intellectual Property, which in any such case would be reasonably likely to have a Material Adverse Effect on broadcast.com.

        (b) Each material item of broadcast.com Registered Intellectual Property is valid and subsisting. All necessary registration, maintenance and renewal fees currently due in connection with such Registered Intellectual Property have been made and all necessary documents, recordations and certificates in connection with such Registered Intellectual Property have been filed with the relevant patent, copyright, trademark or other authorities in the United States or foreign jurisdictions, as the case may be, for the purposes of maintaining such Registered Intellectual Property, except where the failure to do so would not be reasonably likely to have a Material Adverse Effect on broadcast.com.

        (c) Broadcast.com or one of its subsidiaries owns and has good and exclusive title to, or has license sufficient for the conduct of its business as currently conducted to, each material item of broadcast.com Intellectual Property used in connection with the conduct of its business as currently conducted free and clear of any lien or encumbrance (excluding licenses and related restrictions); and broadcast.com or one of its subsidiaries is the exclusive owner of all trademarks and trade names used in connection with and material to the operation or conduct of the business of broadcast.com and its subsidiaries, including the sale of any products or the provision of any services by broadcast.com and its subsidiaries.

        (d) Broadcast.com or one of its subsidiaries owns exclusively, and has good title to, all copyrighted works that are broadcast.com products or which broadcast.com otherwise expressly purports to own.

        (e) To the extent that any material Intellectual Property has been developed or created by a third party for broadcast.com or any of its subsidiaries, broadcast.com or its subsidiaries, as the case may be, has a written agreement with such third party with respect thereto and broadcast.com or its subsidiary thereby either (i) has obtained ownership of and is the exclusive owner of, or (ii) has obtained a license sufficient for the conduct of its business as currently conducted to all such third party's Intellectual Property in such work, material or invention by operation of law or by valid assignment.

        (f) The broadcast.com Disclosure Letter lists all material contracts, licenses and agreements to which broadcast.com is a party (i) with respect to broadcast.com Intellectual Property licensed or transferred to any third party (other than end-user licenses in the ordinary course); or (ii) pursuant to which a third party has licensed or transferred any material Intellectual Property to broadcast.com.

        (g) All material contracts, licenses and agreements relating to the broadcast.com Intellectual Property are in full force and effect. The consummation of the transactions contemplated by this

    Agreement will neither violate nor result in the breach, modification, cancellation, termination, or suspension of such contracts, licenses and agreements in accordance with its terms, the effect of which would have a Material Adverse Effect on broadcast.com. Broadcast.com is in material compliance with, and has not materially breached any term of any of such contracts, licenses and agreements and, to the knowledge of broadcast.com, all other parties to such contracts, licenses and agreements are in compliance in all material respects with, and have not materially breached any term of, such contracts, licenses and agreements. Following the Closing Date, the Surviving Corporation will be permitted to exercise all of broadcast.com's rights under such contracts, licenses and agreements to the same extent broadcast.com would have been able to had the transactions contemplated by this Agreement not occurred and without the payment of any additional amounts or consideration other than ongoing fees, royalties or payments which broadcast.com would otherwise be required to pay.

        (h) The operation of the business of broadcast.com as such business currently is conducted, including broadcast.com's design, development, marketing and sale of the products or services of broadcast.com (including with respect to products currently under development) has not, does not and will not infringe or misappropriate in any material manner the Intellectual Property of any third party or, to the knowledge of broadcast.com, constitute unfair competition or trade practices under the laws of any jurisdiction.

        (i) Broadcast.com has not received written notice from any third party, and to the knowledge of broadcast.com, no other pending overt threat from any third party, that the operation of the business of broadcast.com or any act, product or service of broadcast.com, infringes or misappropriates the Intellectual Property of any third party or constitutes unfair competition or trade practices under the laws of any jurisdiction.

        (j) To the knowledge of broadcast.com, no person has or is infringing or misappropriating any broadcast.com Intellectual Property.

        (k) Broadcast.com and its subsidiaries have taken reasonable steps to protect broadcast.com's and its subsidiaries' rights in broadcast.com's and such subsidiaries' confidential information and trade secrets that they wish to protect or any trade secrets or confidential information of third parties provided to broadcast.com or such subsidiaries, and, without limiting the foregoing, broadcast.com and its subsidiaries have and enforce a policy requiring each employee and contractor to execute a proprietary information/confidentiality agreement in substantially the form provided to Yahoo!, and except under confidentiality obligations, there has been not disclosure by broadcast.com or one of its subsidiaries of any such trade secrets or confidential information.

    2.10  COMPLIANCE WITH LAWS; PERMITS; RESTRICTIONS.

    (a) Neither broadcast.com nor any of its subsidiaries is, in any material respect, in conflict with, or in default or in violation of (i) any law, rule, regulation, order, judgment or decree applicable to broadcast.com or any of its subsidiaries or by which broadcast.com or any of its subsidiaries or any of their respective properties is bound or affected, or (ii) any material note, bond, mortgage, indenture, contract, agreement, lease, license, permit, franchise or other instrument or obligation to which broadcast.com or any of its subsidiaries is a party or by which broadcast.com or any of its subsidiaries or its or any of their respective properties is bound or affected, except for conflicts, violations and defaults that (individually or in the aggregate) would not be reasonably likely to result in a Material Adverse Effect on broadcast.com. No investigation or review by any Governmental Entity is pending or, to broadcast.com's knowledge, has been threatened in a writing delivered to broadcast.com against broadcast.com or any of its subsidiaries, nor, to broadcast.com's knowledge, has any Governmental Entity indicated an intention to conduct an investigation of broadcast.com or any of its subsidiaries. There is no material agreement, judgment, injunction, order or decree binding upon broadcast.com or any of its subsidiaries which has or could reasonably be expected to have the effect of prohibiting or materially impairing any business practice of broadcast.com or any of its subsidiaries, any acquisition of material property by broadcast.com or any of its subsidiaries or the conduct of business by broadcast.com as currently conducted.

    (b) Broadcast.com and its subsidiaries hold, to the extent legally required, all permits, licenses, variances, exemptions, orders and approvals from governmental authorities that are material to and required for the operation of the business of broadcast.com as currently conducted (collectively, the "BROADCAST.COM PERMITS"). Broadcast.com and its subsidiaries are in compliance in all material respects with the terms of the broadcast.com Permits.

    2.11 LITIGATION. There are no claims, suits, actions or proceedings that have a reasonable likelihood of success on the merits pending or, to the knowledge of broadcast.com, threatened against broadcast.com or any of its subsidiaries, before any Governmental Entity or any arbitrator that seek to restrain or enjoin the consummation of the transactions contemplated by this Agreement or which could reasonably be expected, either singularly or in the aggregate with all such claims, actions or proceedings, to have a Material Adverse Effect on broadcast.com or the Surviving Corporation following the Merger or have a material adverse effect on the ability of the parties hereto to consummate the Merger. No Governmental Entity has at any time challenged or questioned in a writing delivered to broadcast.com the legal right of broadcast.com to design, offer or sell any of its services in the present manner or style thereof.

    2.12  EMPLOYEE BENEFIT PLANS.

    (a) DEFINITIONS. With the exception of the definition of "Affiliate" set forth in Section 2.12(a)(i) below (which definition shall apply only to this Section 2.12), for purposes of this Agreement, the following terms shall have the meanings set forth below:

        (i) "AFFILIATE" shall mean any other person or entity under common control with broadcast.com within the meaning of Section 414(b), (c), (m) or
    (o) of the Code and the regulations issued thereunder;

        (ii) "BROADCAST.COM EMPLOYEE PLAN" shall mean any plan, program, policy, practice, contract, agreement or other arrangement providing for compensation, severance, termination pay, performance awards, stock or stock-related awards, fringe benefits or other employee benefits or remuneration of any kind, whether written or unwritten or otherwise, funded or unfunded, including without limitation, each "EMPLOYEE BENEFIT PLAN," within the meaning of Section 3(3) of ERISA which is or has been maintained, contributed to, or required to be contributed to, by broadcast.com or any Affiliate for the benefit of any Employee and pursuant to which broadcast.com or any Affiliate has any material liability;

       (iii) "COBRA" shall mean the Consolidated Omnibus Budget Reconciliation Act of 1985, as amended;

        (iv) "DOL" shall mean the Department of Labor;

        (v) "EMPLOYEE" shall mean any current, former, or retired employee, officer, or director of broadcast.com or any Affiliate;

        (vi) "EMPLOYEE AGREEMENT" shall mean each management, employment, severance, consulting, relocation, repatriation, expatriation, visas, work permit or similar agreement or contract between broadcast.com or any Affiliate and any Employee or consultant;

       (vii) "ERISA" shall mean the Employee Retirement Income Security Act of 1974, as amended;

      (viii) "FMLA" shall mean the Family Medical Leave Act of 1993, as amended;

        (ix) "IRS" shall mean the Internal Revenue Service;

        (x) "MULTIEMPLOYER PLAN" shall mean any "PENSION PLAN" (as defined below) which is a "multiemployer plan," as defined in Section 3(37) of ERISA;

        (xi) "PBGC" shall mean the Pension Benefit Guaranty Corporation; and

       (xii) "PENSION PLAN" shall mean each broadcast.com Employee Plan which is an "employee pension benefit plan," within the meaning of Section 3(2) of ERISA.

    (b) SCHEDULE. The broadcast.com Disclosure Letter contains an accurate and complete list of each broadcast.com Employee Plan and each Employee Agreement. Broadcast.com does not have any intention or commitment to establish any new broadcast.com Employee Plan, to modify any broadcast.com Employee Plan or Employee Agreement (except to the extent required by law or to conform any such broadcast.com Employee Plan or Employee Agreement to the requirements of any applicable law, in each case as previously disclosed to Yahoo! in writing, or as required by this Agreement), or to adopt any broadcast.com Employee Plan or Employee Agreement, nor does it have any commitment to do any of the foregoing. The broadcast.com Disclosure Letter also contains a list of all broadcast.com employees as of the date hereof, each such person's date of hire and each such person's annual compensation.

    (c) DOCUMENTS. Broadcast.com has provided or made available to Yahoo!: (i) correct and complete copies of all material documents embodying to each broadcast.com Employee Plan and each Employee Agreement including all amendments thereto and written interpretations thereof; (ii) the most recent annual actuarial valuations, if any, prepared for each broadcast.com Employee Plan;
(iii) the three (3) most recent annual reports (Form Series 5500 and all schedules and financial statements attached thereto), if any, required under ERISA or the Code in connection with each broadcast.com Employee Plan or related trust; (iv) if the broadcast.com Employee Plan is funded, the most recent annual and periodic accounting of broadcast.com Employee Plan assets; (v) the most recent summary plan description together with the summary of material modifications thereto, if any, required under ERISA with respect to each broadcast.com Employee Plan; (vi) all IRS determination, opinion, notification and advisory letters, and rulings relating to broadcast.com Employee Plans and copies of all applications and correspondence to or from the IRS or the DOL with respect to any broadcast.com Employee Plan; (vii) all material written agreements and contracts relating to each broadcast.com Employee Plan, including, but not limited to, administrative service agreements, group annuity contracts and group insurance contracts; (viii) all communications material to any Employee or Employees relating to any broadcast.com Employee Plan and any proposed broadcast.com Employee Plans, in each case, relating to any amendments, terminations, establishments, increases or decreases in benefits, acceleration of payments or vesting schedules or other events which would result in any material liability to broadcast.com; and (ix) all registration statements and prospectuses prepared in connection with each broadcast.com Employee Plan.

    (d) EMPLOYEE PLAN COMPLIANCE. (i) Broadcast.com has performed in all material respects all obligations required to be performed by it under, is not in default or violation of; and has no knowledge of any material default or violation by any other party to each broadcast.com Employee Plan, and each broadcast.com Employee Plan has been established and maintained in all material respects in accordance with its terms and in compliance with all applicable laws, statutes, orders, rules and regulations, including but not limited to ERISA or the Code; (ii) each broadcast.com Employee Plan intended to qualify under Section 401(a) of the Code and each trust intended to qualify under
Section 501(a) of the Code has either received a favorable determination letter from the IRS with respect to each such Plan as to its qualified status under the Code or has remaining a period of time under applicable Treasury regulations or IRS pronouncements in which to apply for such a determination letter and make any amendments necessary to obtain a favorable determination and no event has occurred which would adversely affect the status of such determination letter or the qualified status of such Plan; (iii) no "prohibited transaction," within the meaning of Section 4975 of the Code or Sections 406 and 407 of ERISA, and not otherwise exempt under Section 408 of ERISA, has occurred with respect to any broadcast.com Employee Plan; (iv) there are no actions, suits or claims pending, or, to the knowledge of broadcast.com, threatened or reasonably anticipated (other than routine claims for benefits) against any broadcast.com Employee Plan or against the assets of any broadcast.com Employee Plan; (v) each broadcast.com Employee Plan can be amended, terminated or otherwise discontinued after the Effective Time in accordance with its terms, without liability to Yahoo!, broadcast.com or any of its Affiliates (other than ordinary administration expenses typically incurred in a termination event); (vi) there are no audits, inquiries or proceedings pending or, to the knowledge of broadcast.com, threatened by the IRS or DOL with respect to any broadcast.com Employee Plan; and (vii) neither broadcast.com nor any Affiliate is subject to any penalty or tax with respect to any broadcast.com Employee Plan under Section 402(i) of ERISA or Sections 4975 through 4980 of the Code.

    (e) PENSION PLANS. Broadcast.com does not now, nor has it ever, maintained, established, sponsored, participated in, or contributed to, any Pension Plan which is subject to Title IV of ERISA or Section 412 of the Code.

    (f) MULTIEMPLOYER PLANS. At no time has broadcast.com contributed to or been requested to contribute to any Multiemployer Plan.

    (g) NO POST-EMPLOYMENT OBLIGATIONS. No broadcast.com Employee Plan provides, or has any liability to provide, retiree life insurance, retiree health or other retiree employee welfare benefits to any person for any reason, except as may be required by COBRA or other applicable statute, and broadcast.com has never represented, promised or contracted (whether in oral or written form) to any Employee (either individually or to Employees as a group) or any other person that such Employee(s) or other person would be provided with retiree life insurance, retiree health or other retiree employee welfare benefit, except to the extent required by statute.

    (h) COBRA; FMLA. Neither broadcast.com nor any Affiliate has, prior to the Effective Time, and in any material respect, violated any of the health care continuation requirements of COBRA, the requirements of FMLA or any similar provisions of state law applicable to its Employees.

    (i)  EFFECT OF TRANSACTION.

    (i) The execution of this Agreement and the consummation of the transactions contemplated hereby will not (either alone or upon the occurrence of any additional or subsequent events) constitute an event under any broadcast.com Employee Plan, Employee Agreement, trust or loan that will or may result in any payment (whether of severance pay or otherwise), acceleration, forgiveness of indebtedness, vesting, distribution, increase in benefits or obligation to fund benefits with respect to any Employee.

    (ii) No payment or benefit which will or may be made by broadcast.com or its Affiliates with respect to any Employee as a result of the transactions contemplated by this Agreement will be characterized as an "excess parachute payment," within the meaning of Section 280G(b)(1) of the Code or will be treated as a nondeductible expense within the meaning of Section 162 of the Code.

    (j) EMPLOYMENT MATTERS. Broadcast.com: (i) is in compliance in all material respects with all applicable foreign, federal, state and local laws, rules and regulations respecting employment, employment practices, terms and conditions of employment and wages and hours, in each case, with respect to Employees; (ii) has withheld all amounts required by law or by agreement to be withheld from the wages, salaries and other payments to Employees; (iii) is not liable in any material respect for any arrears of wages or any taxes or any penalty for failure to comply with any of the foregoing; and (iv) is not liable for any material payment to any trust or other fund or to any governmental or administrative authority, with respect to unemployment compensation benefits, social security or other benefits or obligations for Employees (other than routine payments to be made in the normal course of business and consistent with past practice). There are no pending, or, to broadcast.com's knowledge, threatened or reasonably anticipated claims or actions against broadcast.com under any worker's compensation policy or long-term disability policy which would be reasonably likely to have a Material Adverse Effect on broadcast.com. To broadcast.com's knowledge, no Employee of broadcast.com has violated any employment contract, nondisclosure agreement or noncompetition agreement by which such Employee is bound due to such Employee being employed by broadcast.com and disclosing to broadcast.com or using trade secrets or proprietary information of any other person or entity.

    (k) LABOR. No work stoppage or labor strike against broadcast.com is pending, or to broadcast.com's knowledge, threatened or reasonably anticipated. Broadcast.com does not know of any activities or proceedings of any labor union to organize any Employees. There are no actions, suits, claims, labor disputes or grievances pending, or, to the knowledge of broadcast.com, threatened or reasonably anticipated relating to any labor, safety or discrimination matters involving any Employee, including, without limitation, charges of unfair labor practices or discrimination complaints, which, if adversely determined, would, individually or in the aggregate, result in any material liability to broadcast.com. Neither broadcast.com nor any of its subsidiaries has engaged in any unfair labor practices within the meaning of the National Labor Relations Act. Broadcast.com is not presently, nor has it been in the past, a party to, or bound by, any collective bargaining agreement or union contract with respect to Employees and no collective bargaining agreement is being negotiated by broadcast.com.

    (l) INTERNATIONAL EMPLOYEE PLAN. No Employee Plan has been adopted or maintained by broadcast.com, whether informally or formally, for the benefit of Employees outside the United States.

    2.13  ENVIRONMENTAL MATTERS.

    (a) HAZARDOUS MATERIAL. Except as would not result in material liability to broadcast.com, no underground storage tanks and no amount of any substance that has been designated by any Governmental Entity or by applicable federal, state or local law to be radioactive, toxic, hazardous or otherwise a danger to health or the environment, including, without limitation, PCBs, asbestos, petroleum, urea-formaldehyde and all substances listed as hazardous substances pursuant to the Comprehensive Environmental Response, Compensation, and Liability Act of 1980, as amended, or defined as a hazardous waste pursuant to the United States Resource Conservation and Recovery Act of 1976, as amended, and the regulations promulgated pursuant to said laws, but excluding office and janitorial supplies, (a "HAZARDOUS MATERIAL") are present, as a result of the actions of broadcast.com or any of its subsidiaries or any affiliate of broadcast.com, or, to broadcast.com's knowledge, as a result of any actions of any third party or otherwise, in, on or under any property, including the land and the improvements, ground water and surface water thereof that broadcast.com or any of its subsidiaries has at any time owned, operated, occupied or leased.

    (b) HAZARDOUS MATERIALS ACTIVITIES. Except as would not result in a material liability to broadcast.com (in any individual case or in the aggregate)
(i) neither broadcast.com nor any of its subsidiaries has transported, stored, used, manufactured, disposed of released or exposed its employees or others to Hazardous Materials in violation of any law, and (ii) neither broadcast.com nor any of its subsidiaries has disposed of; transported, sold, used, released, exposed its employees or others to or manufactured any product containing a Hazardous Material (collectively "HAZARDOUS MATERIALS ACTIVITIES") in violation of any rule, regulation, treaty or statute promulgated by any Governmental Entity in effect prior to or as of the date hereof to prohibit, regulate or control Hazardous Materials or any Hazardous Material Activity.

    (c) PERMITS. Broadcast.com and its subsidiaries currently hold all environmental approvals, permits, licenses, clearances and consents (the "BROADCAST.COM ENVIRONMENTAL PERMITS") material to and necessary for the conduct of broadcast.com's and its subsidiaries' Hazardous Material Activities and other businesses of broadcast.com and its subsidiaries as such activities and businesses are currently being conducted.

    2.14 AGREEMENTS, CONTRACTS AND COMMITMENTS. Except as otherwise set forth in the broadcast.com Disclosure Letter, neither broadcast.com nor any of its subsidiaries is a party to or is bound by:

        (a) any employment agreement, contract or commitment with any employee or member of broadcast.com's Board of Directors, other than those that are terminable by broadcast.com or any of its subsidiaries on no more than thirty days notice without liability or financial obligation, except to the extent general principles of wrongful termination law may limit broadcast.com's or any of its subsidiaries' ability to terminate employees at will, or any consulting agreement;

        (b) any agreement or plan, including, without limitation, any stock option plan, stock appreciation right plan or stock purchase plan, any of the benefits of which will be increased, or the vesting of benefits of which will be accelerated, by the occurrence of any of the transactions contemplated by this Agreement or the value of any of the benefits of which will be calculated on the basis of any of the transactions contemplated by this Agreement;

        (c) any agreement of indemnification outside the ordinary course of broadcast.com's business or any guaranty;

        (d) any agreement, contract or commitment containing any covenant limiting in any respect the right of broadcast.com or any of its subsidiaries to engage in any line of business or to compete with any person or granting any exclusive distribution rights;

        (e) any agreement, contract or commitment currently in force relating to the disposition or acquisition by broadcast.com or any of its subsidiaries after the date of this Agreement of a material amount of assets not in the ordinary course of business or pursuant to which broadcast.com has any material ownership interest in any corporation, partnership, joint venture or other business enterprise other than broadcast.com's subsidiaries;

        (f) any licensing, distribution, sponsorship, advertising, merchant program or other similar agreement to which broadcast.com or one of its subsidiaries is a party which may not be canceled by broadcast.com or its subsidiaries, as the case may be, without penalty in excess of $50,000 upon notice of 45 days or less or which provides for payments by or to broadcast.com or its subsidiaries in an amount in excess of $50,000 over the term of the agreement;

        (g) any agreement, contract or commitment currently in force to provide source code to any third party for any product or technology; or

        (h) any other agreement, contract or commitment currently in effect that is material to broadcast.com's business as presently conducted.

    Neither broadcast.com nor any of its subsidiaries, nor to broadcast.com's knowledge any other party to a broadcast.com Contract (as defined below), is in breach, violation or default under, and neither broadcast.com nor any of its subsidiaries has received written notice (or to its knowledge, any other form of notice) that it has breached, violated or defaulted under, any of the material terms or conditions of any of the agreements, contracts or commitments to which broadcast.com or any of its subsidiaries is a party or by which it is bound that are required to be disclosed in the broadcast.com Disclosure Letter pursuant to clauses (a) through (h) above or pursuant to Section 2.9 hereof (any such agreement, contract or commitment, a "BROADCAST.COM CONTRACT") in such a manner as would permit any other party to cancel or terminate any such broadcast.com Contract or seek damages or other remedies the effect of which would have a Material Adverse Effect on broadcast.com.

    2.15 POOLING OF INTERESTS. To the knowledge of broadcast.com, based on consultation with its independent accountants, neither broadcast.com nor any of its directors, officers, affiliates or stockholders has taken or agreed to take any action which would preclude Yahoo!'s ability to account for the Merger as a pooling of interests.

    2.16 CHANGE OF CONTROL PAYMENTS. The broadcast.com Disclosure Letter sets forth each plan or agreement pursuant to which any amounts may become payable (whether currently or in the future) to current or former officers and directors of broadcast.com as a result of or in connection with the Merger.

    2.17 STATEMENTS; PROXY STATEMENT/PROSPECTUS. The information supplied by broadcast.com for inclusion in the Registration Statement (as defined in Section 3.3(b)) shall not at the time the Registration Statement is filed with the SEC and at the time it becomes effective under the Securities Act contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements therein not misleading. The information supplied by broadcast.com for inclusion in the proxy statement/prospectus to be sent to the stockholders of broadcast.com in connection with the meeting of broadcast.com's stockholders to consider the approval and adoption of this Agreement and the approval of the Merger (the "BROADCAST.COM STOCKHOLDERS' MEETING") (such proxy statement/prospectus as amended or supplemented is referred to herein as the "PROXY STATEMENT/ PROSPECTUS") shall not, on the date the Proxy Statement/Prospectus is first mailed to broadcast.com's stockholders or at the time of the broadcast.com Stockholders' Meeting, contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they are made, not false or misleading; or omit to state any material fact necessary to correct any statement in any earlier communication with respect to the solicitation of proxies for the broadcast.com Stockholders' Meeting which has become false or misleading. If at any time prior to the Effective Time any event relating to broadcast.com or any of its affiliates, officers or directors should be discovered by broadcast.com which is required to be set forth in an amendment to the Registration Statement or a supplement to the Proxy Statement/Prospectus, broadcast.com shall promptly inform Yahoo!. Notwithstanding the foregoing, broadcast.com makes no representation or warranty with respect to any information supplied by Yahoo! or Merger Sub which is contained in any of the foregoing documents.

    2.18 BOARD APPROVAL. The Board of Directors of broadcast.com has, as of the date of this Agreement, determined (i) that the Merger is advisable and fair to, and in the best interests of broadcast.com and its stockholders and (ii) to recommend that the stockholders of broadcast.com approve and adopt this Agreement and approve the Merger.

    2.19 BROKERS' AND FINDERS' FEES. Except for fees payable to Morgan Stanley & Co. Incorporated ("MORGAN STANLEY"), broadcast.com has not incurred, nor will it incur, directly or indirectly, any liability for brokerage or finders' fees or agents' commissions or any similar charges in connection with this Agreement or any transaction contemplated hereby. A copy of the Morgan Stanley engagement letter with broadcast.com has been previously provided to Yahoo!.

    2.20 FAIRNESS OPINION. Broadcast.com's Board of Directors has received an opinion from Morgan Stanley as of the date hereof, to the effect that, as of the date hereof, the Exchange Ratio is fair from a financial point of view to broadcast.com's stockholders (other than Yahoo! and its affiliates).

    2.21 AFFILIATES. Set forth on the broadcast.com Disclosure Letter is a list of those persons who may be deemed to be, in broadcast.com's reasonable judgment, affiliates of broadcast.com within the meaning of Rule 145 promulgated under the Securities Act (each a "BROADCAST.COM AFFILIATE").

    2.22 SECTION 203 NOT APPLICABLE. The Board of Directors of broadcast.com has taken all actions so that the restrictions contained in Section 203 of the Delaware General Corporation Law applicable to a "business combination" (as defined in such Section 203) will not apply to the execution, delivery or performance of this Agreement or to the consummation of the Merger or the other transactions contemplated by this Agreement.

                                  ARTICLE III
            REPRESENTATIONS AND WARRANTIES OF YAHOO! AND MERGER SUB

    Yahoo! and Merger Sub represent and warrant to broadcast.com, subject to the exceptions specifically disclosed in writing in the disclosure letter delivered by Yahoo! to broadcast.com dated as of the date hereof and certified by a duly authorized officer of Yahoo! (the "YAHOO! DISCLOSURE LETTER"), as follows:

    3.1  ORGANIZATION OF YAHOO! AND MERGER SUB.

    (a) Each of Yahoo! and Merger Sub (i) is a corporation duly organized, validly existing and in good standing under the laws of the jurisdiction in which it is organized; (ii) has the corporate or other power and authority to own, lease and operate its assets and property and to carry on its business as now being conducted; and (iii) except as would not be material to Yahoo!, is duly qualified or licensed to do business in each jurisdiction where the character of the properties owned, leased or operated by it or the nature of its activities makes such qualification or licensing necessary.

    (b) Yahoo! has delivered or made available to broadcast.com a true and correct copy of the Certificate of Incorporation and Bylaws of Yahoo!, each as amended to date, and each such instrument is in full force and effect. Neither Yahoo! nor any of its subsidiaries is in violation of any of the provisions of its Certificate of Incorporation or Bylaws or equivalent governing instruments.

    3.2 YAHOO! AND MERGER SUB CAPITAL STRUCTURE. The authorized capital stock of Yahoo! consists of 225,000,000 shares of Yahoo! Common Stock, of which there were 202,926,761 shares issued and outstanding as of March 31, 1999, and 10,000,000 shares of Preferred Stock, none of which are issued and outstanding. All outstanding shares of Yahoo! Common Stock are duly authorized, validly issued, fully paid and nonassessable and are not subject to preemptive rights created by statute, the Certificate of Incorporation or Bylaws of Yahoo! or any agreement or document to which Yahoo! is a party or by which it is bound. As of March 31, 1999, there were options outstanding to purchase an aggregate of 50,823,743 shares of Yahoo! Common Stock under Yahoo!'s stock option plans. The authorized capital stock of Merger Sub consists of 1,000 shares of Common Stock, $0.01 par value, all of which, as of the date hereof, are issued and outstanding and are held by Yahoo!. Merger Sub was formed for the purpose of consummating the Merger and has no material assets or liabilities except as necessary for such purpose.

    3.3  AUTHORITY.

    (a) Each of Yahoo! and Merger Sub has all requisite corporate power and authority to enter into this Agreement and to consummate the transactions contemplated hereby. The execution and delivery of this Agreement and the consummation of the transactions contemplated hereby have been duly authorized by all necessary corporate action on the part of Yahoo! and Merger Sub, subject only to the filing of the Certificate of Merger pursuant to Delaware Law. This Agreement has been duly executed and delivered by each of Yahoo! and Merger Sub and, assuming the due authorization, execution and delivery by broadcast.com, constitutes the valid and binding obligation of Yahoo! and Merger Sub, enforceable against Yahoo! and Merger Sub in accordance with its terms, except as enforceability may be limited by bankruptcy and other similar laws and general principles of equity. The execution and delivery of this Agreement by each of Yahoo! and Merger Sub does not, and the performance of this Agreement by each of Yahoo! and Merger Sub will not, (i) conflict with or violate the Certificate of Incorporation or Bylaws of Yahoo! or Merger Sub, (ii) conflict with or violate any law, rule, regulation, order, judgment or decree applicable to Yahoo! or Merger Sub or by which any of their respective properties is bound or affected, or (iii) result in any material breach of or constitute a material default (or an event that with notice or lapse of time or both would become a material default) under, or impair Yahoo!'s rights or alter the rights or obligations of any third party under, or give to others any rights of termination, amendment, acceleration or cancellation of; or result in the creation of a material lien or encumbrance on any of the material properties or assets of Yahoo! or Merger Sub pursuant to, any note, bond, mortgage, indenture, contract, agreement, lease, license, permit, franchise or other instrument or obligation, in each case that is material to Yahoo!, to which Yahoo! or Merger Sub is a party or by which Yahoo! or Merger Sub or any of their respective properties are bound or affected.

    (b) No consent, approval, order or authorization of; or registration, declaration or filing with any Governmental Entity is required to be obtained or made by Yahoo! or Merger Sub in connection with the execution and delivery of this Agreement or the consummation of the Merger, except for (i) the filing of a Form S-4 (or any similar successor form thereto) Registration Statement (the "REGISTRATION STATEMENT") with the SEC in accordance with the Securities Act,
(ii) the filing of the Certificate of Merger with the Secretary of State of the State of Delaware, (iii) such consents, approvals, orders, authorizations, registrations, declarations and filings as may be required under applicable federal, foreign and state securities (or related) laws and the HSR Act, and (v) such other consents, authorizations, filings, approvals and registrations which if not obtained or made would not be material to Yahoo! or broadcast.com or have a material adverse effect on the ability of the parties hereto to consummate the Merger.

    3.4  SEC FILINGS; YAHOO! FINANCIAL STATEMENTS.

    (a) Yahoo! has filed all forms, reports and documents required to be filed by Yahoo! with the SEC since January 1, 1997, and has made available to broadcast.com such forms, reports and documents in the form filed with the SEC. All such required forms, reports and documents (including those that Yahoo! may file subsequent to the date hereof) are referred to herein as the "YAHOO! SEC REPORTS." As of their respective dates, the Yahoo! SEC Reports (i) were prepared in accordance with the requirements of the Securities Act or the Exchange Act, as the case may be, and the rules and regulations of the SEC thereunder applicable to such Yahoo! SEC Reports, and (ii) did not at the time they were filed (or if amended or superseded by a filing prior to the date of this Agreement, then on the date of such filing) contain any untrue statement of a material fact or omit to state a material fact required to be stated therein or necessary in order to make the statements therein, in the light of the circumstances under which they were made, not misleading. None of Yahoo!'s subsidiaries is required to file any forms, reports or other documents with the SEC.

    (b) Each of the consolidated financial statements (including, in each case, any related notes thereto) contained in the Yahoo! SEC Reports (the "YAHOO! FINANCIALS"), including any Yahoo! SEC Reports filed after the date hereof until the Closing, (i) complied as to form in all material respects with the published rules and regulations of the SEC with respect thereto, (ii) was prepared in accordance with GAAP applied on a consistent basis throughout the periods involved (except as may be indicated in the notes thereto or, in the case of unaudited interim financial statements, as may be permitted by the SEC on Form 1O-Q under the Exchange Act) and (iii) fairly presented the consolidated financial position of Yahoo! and its subsidiaries as at the respective dates thereof and the consolidated results of Yahoo!'s operations and cash flows for the periods indicated, except that the unaudited interim financial statements may not contain footnotes and were or are subject to normal and recurring year-end adjustments. The balance sheet of Yahoo! contained in Yahoo! SEC Reports as of December 31, 1998 is hereinafter referred to as the "YAHOO! BALANCE SHEET."

    (c) Yahoo! has heretofore furnished to broadcast.com a complete and correct copy of any amendments or modifications, which have not yet been filed with the SEC but which are required to be filed, to agreements, documents or other instruments which previously had been filed by Yahoo! with the SEC pursuant to the Securities Act or the Exchange Act.

    3.5 ABSENCE OF CERTAIN CHANGES OR EVENTS. Since the date of the Yahoo! Balance Sheet there has not been any Material Adverse Effect with respect to Yahoo! and its subsidiaries, taken as a whole.

    3.6 PROXY STATEMENT/PROSPECTUS. The information supplied by Yahoo! for inclusion in the Registration Statement shall not at the time the Registration Statement is filed with the SEC and at the time it becomes effective under the Securities Act, contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements therein not misleading. The information supplied by Yahoo! for inclusion in the Proxy Statement/Prospectus shall not, on the date the Proxy Statement/Prospectus is first mailed to broadcast.com's stockholders or at the time of the broadcast.com Stockholders' Meeting contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they are made, not false or misleading, or omit to state any material fact necessary to correct any statement in any earlier communication with respect to the solicitation of proxies for the broadcast.com Stockholders' Meeting which has become false or misleading. If at any time prior to the Effective Time, any event relating to Yahoo! or any of its affiliates, officers or directors should be discovered by Yahoo! which is required to be set forth in an amendment to the Registration Statement or a supplement to the Proxy Statement/Prospectus, Yahoo! shall promptly inform broadcast.com. Notwithstanding the foregoing, Yahoo! makes no representation or warranty with respect to any information supplied by broadcast.com which is contained in any of the foregoing documents.

    3.7 LITIGATION. There are no claims, suits, actions or proceedings that have a reasonable likelihood of success on the merits pending or, to the knowledge of Yahoo!, threatened against, relating to or affecting Yahoo! or any of its subsidiaries, before any court, governmental department, commission, agency, instrumentality or authority, or any arbitrator that seek to restrain or enjoin the consummation of the transactions contemplated by this Agreement.

    3.8 POOLING OF INTERESTS. To the knowledge of Yahoo!, based on consultation with its independent accountants, neither Yahoo! nor any of its directors, officers, affiliates or stockholders has taken or agreed to take any action which would preclude Yahoo!'s ability to account for the Merger as a pooling of interests.

    3.9 AFFILIATES. Set forth on the Yahoo! Disclosure Letter is a list of those persons who may be deemed to be, in Yahoo!'s reasonable judgment, affiliates of Yahoo! within the meaning of Rule 145 promulgated under the Securities Act (each a "YAHOO! AFFILIATE").

    3.10 VALID ISSUANCE. The Yahoo! Common Stock to be issued in the Merger, when issued in accordance with the provisions of this Agreement, will be validly issued, fully paid and nonassessable.

                                   ARTICLE IV
                      CONDUCT PRIOR TO THE EFFECTIVE TIME

    4.1 CONDUCT OF BUSINESS BY BROADCAST.COM. During the period from the date of this Agreement and continuing until the earlier of the termination of this Agreement pursuant to its terms or the Effective Time, broadcast.com and each of its subsidiaries shall, except to the extent that Yahoo! shall otherwise consent in writing, carry on its business in the usual, regular and ordinary course, in substantially the same manner as heretofore conducted and in compliance in all material respects with all applicable laws and regulations, pay its debts and taxes when due subject to good faith disputes over such debts or taxes, pay or perform other material obligations when due, and use its commercially reasonable efforts consistent with past practices and policies to (i) preserve intact its present business organization, (ii) keep available the services of its present officers and employees and (iii) preserve its relationships with customers, suppliers, licensors, licensees, and others with which it has business dealings.

    In addition, except as permitted by the terms of this Agreement, without the prior written consent of Yahoo!, during the period from the date of this Agreement and continuing until the earlier of the termination of this Agreement pursuant to its terms or the Effective Time, broadcast.com shall not do any of the following and shall not permit its subsidiaries to do any of the following:

        (a) Waive any stock repurchase rights, accelerate, amend or change the period of exercisability of options or restricted stock, or reprice options granted under any employee, consultant, director or other stock plans or authorize cash payments in exchange for any options granted under any of such plans;

        (b) Grant any severance or termination pay to any officer or employee except pursuant to written agreements in effect, or policies existing, on the date hereof and as previously disclosed in writing to Yahoo!, or adopt any new severance plan;

        (c) Transfer or license to any person or entity or otherwise extend, amend or modify in any material respect any rights to the broadcast.com Intellectual Property, other than non-exclusive licenses in the ordinary course of business and consistent with past practice;

        (d) Declare, set aside or pay any dividends on or make any other distributions (whether in cash, stock, equity securities or property) in respect of any capital stock or split, combine or reclassify any capital stock or issue or authorize the issuance of any other securities in respect of, in lieu of or in substitution for any capital stock;

        (e) Purchase, redeem or otherwise acquire, directly or indirectly, any shares of capital stock of broadcast.com or its subsidiaries, except repurchases of unvested shares at cost in connection with the termination of the employment relationship with any employee pursuant to stock option or purchase agreements in effect on the date hereof;

        (f) Issue, deliver, sell, authorize, pledge or otherwise encumber any shares of capital stock or any securities convertible into shares of capital stock, or subscriptions, rights, warrants or options to acquire any shares of capital stock or any securities convertible into shares of capital stock, or enter into other agreements or commitments of any character obligating it to issue any such shares or convertible securities, other than the issuance delivery and/or sale of (i) shares of broadcast.com Common Stock pursuant to the exercise of stock options or warrants therefor, and (ii) shares of broadcast.com Common Stock issuable to participants in the ESPP consistent with the terms thereof;

        (g) Cause, permit or propose any amendments to its Certificate of Incorporation, Bylaws or other charter documents (or similar governing instruments of any of its subsidiaries);

        (h) Acquire or agree to acquire by merging or consolidating with, or by purchasing any equity interest in or a portion of the assets of, or by any other manner, any business or any corporation, partnership, association or other business organization or division thereof; or otherwise acquire or agree to acquire any assets which are material, individually or in the aggregate, to the business of broadcast.com or enter into any material joint ventures, strategic partnerships or alliances;

        (i) Sell, lease, license, encumber or otherwise dispose of any properties or assets which are material, individually or in the aggregate, to the business of broadcast.com;

        (j) Incur any indebtedness for borrowed money or guarantee any such indebtedness of another person, issue or sell any debt securities or options, warrants, calls or other rights to acquire any debt securities of broadcast.com, enter into any "keep well" or other agreement to maintain any financial statement condition or enter into any arrangement having the economic effect of any of the foregoing other than (i) in connection with the financing of ordinary course trade payables consistent with past practice or (ii) pursuant to existing credit facilities in the ordinary course of business;

        (k) Adopt or amend any employee benefit plan or employee stock purchase or employee stock option plan, or enter into any employment contract or collective bargaining agreement (other than offer letters and letter agreements entered into in the ordinary course of business consistent with past practice with employees who are terminable "at will"), pay any special bonus or special remuneration to any director or employee, or increase the salaries or wage rates or fringe benefits (including rights to severance or indemnification) of its directors, officers, employees or consultants other than in the ordinary course of business, consistent with past practice;

        (l) Modify, amend or terminate any material contract or agreement to which broadcast.com or any subsidiary thereof is a party or waive, release or assign any material rights or claims thereunder;

        (m) Enter into any licensing, distribution, sponsorship, advertising, merchant program or other similar contracts, agreements, or obligations which may not be canceled without penalty by broadcast.com or its subsidiaries upon notice of 45 days or less or which provide for payments by or to broadcast.com or its subsidiaries in an amount in excess of $50,000 over the term of the Agreement;

        (n) Revalue any of its assets or, except as required by GAAP, make any change in accounting methods, principles or practices;

        (o) Take any action, or omit to take any action, that would be reasonably likely to interfere with Yahoo!'s ability to account for the Merger as a pooling of interests, whether or not otherwise permitted by the provisions of this Article IV;

        (p) Fail to make in a timely manner any filings with the SEC required under the Securities Act or the Exchange Act or the rules and regulations promulgated thereunder;

        (q) Engage in any action with the intent to directly or indirectly adversely impact any of the transactions contemplated by this Agreement; or

        (r) Agree in writing or otherwise to take any of the actions described in Section 4.1 (a) through (q) above.

    4.2 CONDUCT OF BUSINESS BY YAHOO!. During the period from the date of this Agreement and continuing until the earlier of the termination of this Agreement pursuant to its terms or the Effective Time, without the prior written consent of broadcast.com, Yahoo! shall not do any of the following and shall not permit its subsidiaries to do any of the following:

        (a) Cause, permit or propose any amendments to its Articles of Incorporation or Bylaws or other charter documents (or similar governing instruments of any of its subsidiaries) in a manner that would have an adverse impact on broadcast.com's stockholders; PROVIDED that the foregoing shall not restrict the ability of Yahoo! to reincorporate in another jurisdiction prior to the termination of this Agreement or the Effective Time;

        (b) Take any action that would be reasonably likely to interfere with Yahoo!'s ability to account for the Merger as a pooling of interests, whether or not otherwise permitted by this Article IV; or

        (c) Fail to make in a timely manner any filings with the SEC required under the Securities Act or the Exchange Act or the rules and regulations promulgated thereunder.

                                   ARTICLE V
                             ADDITIONAL AGREEMENTS

    5.1 PROXY STATEMENT/PROSPECTUS; REGISTRATION STATEMENT; OTHER FILINGS. As promptly as practicable after the execution of this Agreement, broadcast.com and Yahoo! will prepare, and file with the SEC, the Proxy Statement/Prospectus and Yahoo! will prepare and file with the SEC the Registration Statement in which the Proxy Statement/Prospectus will be included as a prospectus. Each of broadcast.com and Yahoo! will respond to any comments of the SEC, will use its respective commercially reasonable efforts to have the Registration Statement declared effective under the Securities Act as promptly as practicable after such filing and broadcast.com will cause the Proxy Statement/Prospectus to be mailed to its stockholders at the earliest practicable time after the Registration Statement is declared effective by the SEC. As promptly as practicable after the date of this Agreement, each of broadcast.com and Yahoo! will prepare and file any other filings required to be filed by it under the Exchange Act, the Securities Act or any other Federal, foreign or Blue Sky or related laws relating to the Merger and the transactions contemplated by this Agreement (the "OTHER FILINGS"). Each of broadcast.com and Yahoo! will notify the other promptly upon the receipt of any comments from the SEC or its staff or any other government officials and of any request by the SEC or its staff or any other government officials for amendments or supplements to the Registration Statement, the Proxy Statement/Prospectus or any Other Filing or for additional information and will supply the other with copies of all correspondence between such party or any of its representatives, on the one hand, and the SEC or its staff or any other government officials, on the other hand, with respect to the Registration Statement, the Proxy Statement/Prospectus, the Merger or any Other Filing. Each of broadcast.com and Yahoo! will cause all documents that it is responsible for filing with the SEC or other regulatory authorities under this
Section 5.1(a) to comply in all material respects with all applicable requirements of law and the rules and regulations promulgated thereunder. Whenever any event occurs which is required to be set forth in an amendment or supplement to the Proxy Statement/Prospectus, the

Registration Statement or any Other Filing, broadcast.com or Yahoo!, as the case may be, will promptly inform the other of such occurrence and cooperate in filing with the SEC or its staff or any other government officials, and/or mailing to stockholders of broadcast.com, such amendment or supplement.

    5.2  MEETING OF BROADCAST.COM STOCKHOLDERS.

    (a) Promptly after the date hereof, broadcast.com will take all action necessary in accordance with the Delaware Law and its Certificate of Incorporation and Bylaws to convene the broadcast.com Stockholders' Meeting to be held as promptly as practicable after the declaration of effectiveness of the Registration Statement, for the purpose of voting upon this Agreement and the Merger. Broadcast.com will use its commercially reasonable efforts to solicit from its stockholders proxies in favor of the adoption and approval of this Agreement and the approval of the Merger and will take all other action necessary or advisable to secure the vote or consent of its stockholders required by the rules of the NASD or Delaware Law to obtain such approvals. Notwithstanding anything to the contrary contained in this Agreement, broadcast.com may adjourn or postpone broadcast.com Stockholders' Meeting to the extent necessary to ensure that any necessary supplement or amendment to the Prospectus/Proxy Statement is provided to broadcast.com's stockholders in advance of a vote on the Merger and this Agreement or, if as of the time for which broadcast.com Stockholders' Meeting is originally scheduled (as set forth in the Prospectus/Proxy Statement) there are insufficient shares of broadcast.com Common Stock represented (either in person or by proxy) to constitute a quorum necessary to conduct the business of the broadcast.com's Stockholders' Meeting. Broadcast.com shall ensure that the broadcast.com Stockholders' Meeting is called, noticed, convened, held and conducted, and subject to Section 5.2(c) that all proxies solicited by broadcast.com in connection with the broadcast.com Stockholders' Meeting are solicited, in compliance with the Delaware Law, its Certificate of Incorporation and Bylaws, the rules of the NASD and all other applicable legal requirements. Broadcast.com's obligation to call, give notice of, convene and hold the broadcast.com Stockholders' Meeting in accordance with this Section 5.2(a) shall not be limited to or otherwise affected by the commencement, disclosure, announcement or submission to broadcast.com of any Acquisition Proposal (as defined in Section 5.4(a)), or by any withdrawal, amendment or modification of the recommendation of the Board of Directors of broadcast.com with respect to the Merger.

    (b) Subject to Section 5.2(c): (i) the Board of Directors of broadcast.com shall recommend that broadcast.com's stockholders vote in favor of and adopt and approve this Agreement and the Merger at the broadcast.com Stockholders' Meeting; (ii) the Prospectus/Proxy Statement shall include a statement to the effect that the Board of Directors of broadcast.com has recommended that broadcast.com's stockholders vote in favor of and adopt and approve this Agreement and the Merger at the broadcast.com Stockholders' Meeting; and (iii) neither the Board of Directors of broadcast.com nor any committee thereof shall withdraw, amend or modify, or propose or resolve to withdraw, amend or modify in a manner adverse to Yahoo!, the recommendation of the Board of Directors of broadcast.com that broadcast.com's stockholders vote in favor of and adopt and approve this Agreement and the Merger.

    (c) Nothing in this Agreement shall prevent the Board of Directors of broadcast.com from withholding, withdrawing, amending or modifying its recommendation in favor of the Merger if (i) a Superior Offer (as defined below), or an offer reasonably believed by the Board of Directors of broadcast.com to be a Superior Offer, is made to broadcast.com and is not withdrawn, (ii) neither broadcast.com nor any of its representatives shall have violated any of the restrictions set forth in Section 5.4, and (iii) the Board of Directors of broadcast.com or any committee thereof concludes in good faith, after consultation with its outside counsel, that, in light of such Superior Offer, the withholding, withdrawal, amendment or modification of such recommendation is required in order for the Board of Directors of broadcast.com or any committee thereof to comply with its obligations to broadcast.com's stockholders under applicable law. Nothing contained in this Section 5.2(c) shall limit broadcast.com's obligation to hold and convene the broadcast.com Stockholders' Meeting (regardless of whether the recommendation of the Board of Directors of broadcast.com shall have been withdrawn, amended or modified). For purposes of this Agreement ("SUPERIOR OFFER") shall mean an unsolicited, bona fide written offer made by a third party to consummate any of the following transactions: (i) a merger, consolidation, business combination, recapitalization, liquidation, dissolution or similar transaction involving broadcast.com pursuant to which the stockholders of broadcast.com immediately preceding such transaction hold less than 50% of the equity interest in the surviving or resulting entity of such transaction; (ii) a sale or other disposition by broadcast.com of assets representing in excess of 50% of the fair market value of broadcast.com's business immediately prior to such sale, or (iii) the acquisition by any person or group (including by way of a tender offer or an exchange offer or issuance by broadcast.com), directly or indirectly, of beneficial ownership or a right to acquire beneficial ownership of shares representing in excess of 50% of the voting power of the then outstanding shares of capital stock of broadcast.com, on terms that the Board of Directors of broadcast.com determines, in its reasonable judgment, after consultation with its financial advisor, to be more favorable, or is reasonably likely to be more favorable, to broadcast.com stockholders than the terms of the Merger; PROVIDED, HOWEVER, that any such offer shall not be deemed to be a "Superior Offer" if any financing required to consummate the transaction contemplated by such offer is not committed and is not likely in the judgment of broadcast.com's Board of Directors to be obtained by such third party on a timely basis.

    5.3  CONFIDENTIALITY; ACCESS TO INFORMATION.

    (a) The parties acknowledge that broadcast.com and Yahoo! have previously executed a Confidentiality Agreement (the "CONFIDENTIALITY AGREEMENT"), which Confidentiality Agreement will continue in full force and effect in accordance with its terms.

    (b) Broadcast.com will afford Yahoo! and its accountants, counsel and other representatives reasonable access during normal business hours to the properties, books, records and personnel of broadcast.com during the period prior to the Effective Time to obtain all information concerning the business, including the status of product development efforts, properties, results of operations and personnel of broadcast.com, as Yahoo! may reasonably request. Yahoo! will afford broadcast.com and its representatives reasonable access to information concerning Yahoo!'s business that broadcast.com may reasonably request in order to permit, and solely for the purpose of permitting, broadcast.com to confirm the accuracy of the representations and warranties made by Yahoo! in Article III. No information or knowledge obtained by Yahoo! or broadcast.com in any investigation pursuant to this Section 5.3 will affect or be deemed to modify any representation or warranty contained herein or the conditions to the obligations of the parties to consummate the Merger.

    5.4  NO SOLICITATION.

    (a) From and after the date of this Agreement until the Effective Time or termination of this Agreement pursuant to Article VII, broadcast.com and its subsidiaries will not, nor will they authorize or permit any of their respective officers, directors, affiliates or employees or any investment banker, attorney or other advisor or representative retained by any of them to, directly or indirectly, (i) solicit, initiate, encourage or induce the making, submission or announcement of any Acquisition Proposal, (ii) participate in any discussions or negotiations regarding, or furnish to any person any non-public information with respect to, or take any other action to facilitate any inquiries or the making of any proposal that constitutes or may reasonably be expected to lead to, any Acquisition Proposal, (iii) engage in discussions with any person with respect to any Acquisition Proposal, except as to the existence of these provisions,
(iv) subject to Section 5.2(c), approve, endorse or recommend any Acquisition Proposal or (v) enter into any letter of intent or similar document or any contract, agreement or commitment contemplating or otherwise relating to any Acquisition Transaction; PROVIDED, HOWEVER, that prior to the approval of this Agreement by the required broadcast.com stockholder vote, this Section 5.4(a) shall not prohibit broadcast.com from furnishing nonpublic information regarding broadcast.com and its subsidiaries to, entering into a confidentiality agreement with or entering into discussions with, any person or group in response to a Superior Offer submitted by such person or group (and not withdrawn) if (1) neither broadcast.com nor any representative of broadcast.com and its subsidiaries shall have violated any of the restrictions set forth in this Section 5.4, (2) the Board of Directors of broadcast.com concludes in good faith, after consultation with its outside legal counsel, that such action is required in order for the Board of Directors of broadcast.com to comply with its fiduciary obligations to broadcast.com's stockholders under applicable law, (3) prior to furnishing any such nonpublic information to, or entering into discussions with, such person or group, broadcast.com gives Yahoo! written notice of the identity of such person or group and of broadcast.com's intention to furnish nonpublic information to, or enter into discussions with, such person or group and broadcast.com receives from such person or group an executed confidentiality agreement containing customary limitations on the use and disclosure of all nonpublic written and oral information furnished to such person or group by or on behalf of broadcast.com, and (4) contemporaneously with furnishing any such nonpublic information to such person or group, broadcast.com furnishes such nonpublic information to Yahoo! (to the extent such nonpublic information has not been previously furnished by broadcast.com to Yahoo!); PROVIDED, FURTHER, that nothing herein shall prevent the Board of Directors of broadcast.com from taking, and disclosing to broadcast.com's stockholders, a position contemplated by Rules 14d-9 and 14e-2 promulgated under the Exchange Act. Broadcast.com and its subsidiaries will immediately cease any and all existing activities, discussions or negotiations with any parties conducted heretofore with respect to any Acquisition Proposal. Without limiting the foregoing, it is understood that any violation of the restrictions set forth in the preceding two sentences by any officer, director or employee of broadcast.com or any of its subsidiaries or any investment banker, attorney or other advisor or representative of broadcast.com or any of its subsidiaries shall be deemed to be a breach of this Section 5.4 by broadcast.com. In addition to the foregoing, broadcast.com shall provide Yahoo! with at least two (2) business days or forty-eight (48) hours prior written notice of a meeting of broadcast.com's Board of Directors at which broadcast.com's Board of Directors is reasonably expected to recommend a Superior Offer to its stockholders and together with such notice a copy of the documentation relating to such Superior Offer that exists at such time.

    For purposes of this Agreement, "ACQUISITION PROPOSAL" shall mean any bona fide offer or proposal (other than an offer or proposal by Yahoo!) relating to any Acquisition Transaction. For the purposes of this Agreement, "ACQUISITION TRANSACTION" shall mean any transaction or series of related transactions other than the transactions contemplated by this Agreement involving: (A) any acquisition or purchase from broadcast.com by any person or "group" (as defined under Section 13(d) of the Exchange Act and the rules and regulations thereunder) of more than a 30% interest in the total outstanding voting securities of broadcast.com or any of its subsidiaries or any tender offer or exchange offer that if consummated would result in any person or "group" (as defined under Section 13(d) of the Exchange Act and the rules and regulations thereunder) beneficially owning 30% or more of the total outstanding voting securities of broadcast.com or any of its subsidiaries or any merger, consolidation, business combination or similar transaction involving broadcast.com pursuant to which the stockholders of broadcast.com immediately preceding such transaction hold less than 70% of the equity interests in the surviving or resulting entity of such transaction; (B) any sale, lease (other than in the ordinary course of business), exchange, transfer, license (other than in the ordinary course of business), acquisition or disposition of more than 50% of the assets of broadcast.com; or (C) any liquidation or dissolution of broadcast.com.

    (b) In addition to the obligations of broadcast.com set forth in paragraph
(a) of this Section 5.4, broadcast.com as promptly as practicable shall advise Yahoo! orally and in writing of any request for non-public information which broadcast.com reasonably believes would lead to an Acquisition Proposal or of any Acquisition Proposal, or any inquiry with respect to or which broadcast.com reasonably should believe would lead to any Acquisition Proposal, the material terms and conditions of such Acquisition Proposal (to the extent known), and the identity of the person or group making any such request, Acquisition Proposal or inquiry. Broadcast.com will keep Yahoo! informed in all material respects of any material amendments or proposed amendments to any such Acquisition Proposal.

    5.5 PUBLIC DISCLOSURE. Yahoo! and broadcast.com will consult with each other, and to the extent practicable, agree, before issuing any press release or otherwise making any public statement with respect to the Merger, this Agreement or an Acquisition Proposal and will not issue any such press release or make any such public statement prior to such consultation, except as may be required by law or any listing agreement with a national securities exchange. The parties have agreed to the text of the joint press release announcing the execution of this Agreement.

    5.6  REASONABLE EFFORTS; NOTIFICATION.

    (a) Upon the terms and subject to the conditions set forth in this Agreement, each of the parties agrees to use all reasonable efforts to take, or cause to be taken, all actions, and to do, or cause to be done, and to assist and cooperate with the other parties in doing, all things necessary, proper or advisable to consummate and make effective, in the most expeditious manner practicable, the Merger and the other transactions contemplated by this Agreement, including using reasonable efforts to accomplish the following: (i) the taking of all reasonable acts necessary to cause the conditions precedent set forth in Article VI to be satisfied, (ii) the obtaining of all necessary actions or nonactions, waivers, consents, approvals, orders and authorizations from Governmental Entities and the making of all necessary registrations, declarations and filings (including registrations, declarations and filings with Governmental Entities, if any) and the taking of all reasonable steps as may be necessary to avoid any suit, claim, action, investigation or proceeding by any Governmental Entity, (iii) the obtaining of all necessary consents, approvals or waivers from third parties, (iv) the defending of any suits, claims, actions, investigations or proceedings, whether judicial or administrative, challenging this Agreement or the consummation of the transactions contemplated hereby, including seeking to have any stay or temporary restraining order entered by any court or other Governmental Entity vacated or reversed, and (v) the execution or delivery of any additional instruments necessary to consummate the transactions contemplated by, and to fully carry out the purposes of, this Agreement. In connection with and without limiting the foregoing, broadcast.com and its Board of Directors shall, if any state takeover statute or similar statute or regulation is or becomes applicable to the Merger, this Agreement or any of the transactions contemplated by this Agreement, use all reasonable efforts to ensure that the Merger and the other transactions contemplated by this Agreement may be consummated as promptly as practicable on the terms contemplated by this Agreement and otherwise to minimize the effect of such statute or regulation on the Merger, this Agreement and the transactions contemplated hereby. Notwithstanding anything herein to the contrary, nothing in this Agreement shall be deemed to require Yahoo! or any of its affiliates to make proposals, execute or carry out agreements or submit to orders providing for the sale or other disposition or holding separate (through the establishment of a trust or otherwise) of any assets or categories of assets of Yahoo!, any of its affiliates or broadcast.com or the holding separate of the shares of broadcast.com Common Stock or imposing or seeking to impose any limitation on the ability of Yahoo! or any of its subsidiaries or affiliates to conduct their business or own such assets or to acquire, hold or exercise full rights of ownership of the shares of broadcast.com Common Stock.

    (b) Broadcast.com shall give prompt notice to Yahoo! of any representation or warranty made by it contained in this Agreement becoming untrue or inaccurate, or any failure of broadcast.com to comply with or satisfy in any material respect any covenant, condition or agreement to be complied with or satisfied by it under this Agreement, in each case, such that the conditions set forth in Section 6.3(a) or 6.3(b) would not be satisfied; PROVIDED, HOWEVER, that no such notification shall affect the representations, warranties, covenants or agreements of the parties or the conditions to the obligations of the parties under this Agreement.

    (c) Yahoo! shall give prompt notice to broadcast.com of any representation or warranty made by it or Merger Sub contained in this Agreement becoming untrue or inaccurate, or any failure of Yahoo! or Merger Sub to comply with or satisfy in any material respect any covenant, condition or agreement to be complied with or satisfied by it under this Agreement, in each case, such that the conditions set forth in Section 6.2(a) or 6.2(b) would not be satisfied; PROVIDED, HOWEVER, that no such notification shall affect the representations, warranties, covenants or agreements of the parties or the conditions to the obligations of the parties under this Agreement.

    5.7 THIRD PARTY CONSENTS. As soon as practicable following the date hereof, Yahoo! and broadcast.com will each use its commercially reasonable efforts to obtain any consents, waivers and approvals under any of its or its subsidiaries' respective agreements, contracts, licenses or leases required to be obtained in connection with the consummation of the transactions contemplated hereby.

    5.8  STOCK OPTIONS AND ESPP.

    (a) At the Effective Time, each outstanding option to purchase shares of broadcast.com Common Stock (each a "BROADCAST.COM STOCK OPTION") under the broadcast.com Stock Option Plans, whether or not exercisable, will be assumed by Yahoo!. Each broadcast.com Stock Option so assumed by Yahoo! under this Agreement will continue to have, and be subject to, the same terms and conditions set forth in the applicable broadcast.com Stock Option Plan immediately prior to the Effective Time (including, without limitation, any repurchase rights or vesting provisions), except that (i) each broadcast.com Stock Option will be exercisable (or will become exercisable in accordance with its terms) for that number of whole shares of Yahoo! Common Stock equal to the product of the number of shares of broadcast.com Common Stock that were issuable upon exercise of such broadcast.com Stock Option immediately prior to the Effective Time multiplied by the Exchange Ratio, rounded down to the nearest whole number of shares of Yahoo! Common Stock and (ii) the per share exercise price for the shares of Yahoo! Common Stock issuable upon exercise of such assumed broadcast.com Stock Option will be equal to the quotient determined by dividing the exercise price per share of broadcast.com Common Stock at which such broadcast.com Stock Option was exercisable immediately prior to the Effective Time by the Exchange Ratio, rounded up to the nearest whole cent.

    (b) It is intended that broadcast.com Stock Options assumed by Yahoo! shall qualify following the Effective Time as incentive stock options as defined in
Section 422 of the Code to the extent broadcast.com Stock Options qualified as incentive stock options immediately prior to the Effective Time and the provisions of this Section 5.8 shall be applied consistent with such intent.

    (c) Broadcast.com shall take all actions necessary pursuant to the terms of the ESPP in order to accelerate the exercise date of the offering period under such plan which includes the Effective Time (the "CURRENT OFFERING PERIOD") such that a new exercise date for such offering period shall occur prior to the Effective Time and shares shall be purchased by ESPP participants prior to the Effective Time. The Current Offering Period shall expire immediately following such new exercise date, and the ESPP shall terminate immediately prior to the Effective Time. Subsequent to such new exercise date, broadcast.com shall take no action, pursuant to the terms of the ESPP, to commence any new offering period.

    (d) Broadcast.com shall take all necessary action to cause any 401(k) plan sponsored or maintained by broadcast.com to be terminated one day prior to the Closing Date.

    (e) Prior to the Effective Time, broadcast.com agrees to make such modifications to broadcast.com's 1996 Non-Employee Directors Stock Option Plan (relating to exercise of options following termination of service with broadcast.com) as shall be reasonably requested by Yahoo! in order to permit the business combination contemplated by the Merger to be accounted for as a pooling of interests.

    (f) The Board of Directors of Yahoo! shall, to the extent permitted by applicable law, take or cause to be taken all actions necessary to obtain approval in the form required by Rule 16b-3 of the Exchange Act so that, with respect to persons who will or may become officers or directors of Yahoo!, the transactions relating to the Merger that may be considered acquisitions under such Rule for such persons will be exempt from Section 16 of the Exchange Act.

    5.9 FORM S-8. Yahoo! agrees to file a registration statement on Form S-8 for the shares of Yahoo! Common Stock issuable with respect to assumed broadcast.com Stock Options as soon as is reasonably practicable after the Effective Time, and in any event within 30 days after the Effective Time, and intends to maintain the effectiveness of such registration statement thereafter for so long as any of such options or other rights remain outstanding.

    5.10  INDEMNIFICATION.

    (a) From and after the Effective Time, Yahoo! will cause the Surviving Corporation to fulfill and honor in all respects the obligations of broadcast.com pursuant to any indemnification agreements between broadcast.com and its directors and officers as of the Effective Time (the "INDEMNIFIED PARTIES") and any indemnification provisions under broadcast.com's Certificate of Incorporation or Bylaws as in effect on the date hereof. The Certificate of Incorporation and Bylaws of the Surviving Corporation will contain provisions with respect to exculpation and indemnification that are at least as favorable to the Indemnified Parties as those contained in the Certificate of Incorporation and Bylaws of broadcast.com as in effect on the date hereof, which provisions will not be amended, repealed or otherwise modified for a period of six years from the Effective Time in any manner that would adversely affect the rights thereunder of individuals who, immediately prior to the Effective Time, were directors, officers, employees or agents of broadcast.com, unless such modification is required by law.

    (b) For a period of three years after the Effective Time, Yahoo! will cause the Surviving Corporation to use its commercially reasonable efforts to maintain in effect, if available, directors' and officers' liability insurance covering those persons who are currently covered by broadcast.com's directors' and officers' liability insurance policy on terms comparable to those applicable to the current directors and officers of broadcast.com; PROVIDED, HOWEVER, that in no event will Yahoo! or the Surviving Corporation be required to expend in excess of 150% of the annual premium currently paid by broadcast.com for such coverage (or such coverage as is available for such 150% of such annual premium).

    (c) This Section 5.10 shall survive the consummation of the Merger, is intended to benefit broadcast.com, the Surviving Corporation and each indemnified party, shall be binding on all successors and assigns of the Surviving Corporation and Yahoo!, and shall be enforceable by the indemnified parties.

    5.11 NASDAQ LISTING. Yahoo! agrees to authorize for listing on the Nasdaq Stock Market the shares of Yahoo! Common Stock issuable, and those required to be reserved for issuance, in connection with the Merger, upon official notice of issuance

    5.12 AFFILIATE AGREEMENTS. In addition to those broadcast.com Affiliate Agreements executed and delivered to Yahoo! concurrently with the execution of this Agreement, broadcast.com will use its commercially reasonable efforts to deliver or cause to be delivered to Yahoo!, as promptly as practicable on or following the date hereof, from each additional broadcast.com Affiliate an executed broadcast.com Affiliate Agreement, each of which will be in full force and effect as of the Effective Time. Yahoo! will use its commercially reasonable efforts to deliver or cause to be delivered, as promptly as practicable following the date hereof, from each Yahoo! Affiliate an executed affiliate agreement in substantially the form attached hereto as EXHIBIT D (the "YAHOO! AFFILIATE AGREEMENT"), each of which will be in full force and effect as of the Effective Time. Yahoo! will be entitled to place appropriate legends on the certificates evidencing any Yahoo! Common Stock to be received by a broadcast.com Affiliate pursuant to the terms of this Agreement, and to issue appropriate stop transfer instructions to the transfer agent for the Yahoo! Common Stock, consistent with the terms of the broadcast.com Affiliate Agreement.

    5.13  COMPANY STOCK OPTION.

    (a) GRANT OF BROADCAST.COM STOCK OPTION. Subject to the terms of Section 7.3(d), broadcast.com hereby grants to Yahoo! an irrevocable option (the "BROADCAST.COM STOCK OPTION") to purchase for $130.02 per share (the "EXERCISE PRICE") in cash up to 7,333,300 shares of broadcast.com Common Stock.

    (b) TERM OF BROADCAST.COM STOCK OPTION. Yahoo! may exercise the broadcast.com Stock Option, in whole or in part, at any time or from time to time on the date (the "EXERCISE COMMENCEMENT DATE") and

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from the time contemporaneously with the time at which a Triggering Event (as such term is defined in Section 7.1) shall have occurred or on which this Agreement shall be terminated in the circumstances contemplated by Section 7.1(d), until the day (the "OPTION TERMINATION DATE") which is the earlier of
(i) the Effective Time or (ii) 270 days after the termination of this Agreement.

    (c) CONDITIONS TO PURCHASE. Yahoo! may purchase shares of broadcast.com Common Stock pursuant to the broadcast.com Stock Option only if all of the following conditions are satisfied: (i) Yahoo! is not at the time of purchase in material breach of its obligations under this Agreement, (ii) no preliminary or permanent injunction or other order, decree or ruling against the sale or delivery of the shares of broadcast.com Common Stock issued by any federal or state court of competent jurisdiction in the United States is in effect at such time, and (iii) any applicable waiting period under the HSR Act shall have expired or been terminated at or prior to such time.

    (d) EXERCISE OF STOCK OPTION. If Yahoo! wishes to exercise the broadcast.com Stock Option, it shall do so by giving broadcast.com notice to such effect, specifying the number of Shares to be purchased and a place and date not earlier than one business day nor later than ten business days from the date such notice is given for the closing of the purchase. If any such closing cannot be consummated on the date specified by Yahoo! in its notice of election to exercise the broadcast.com Stock Option because any condition to the purchase of shares of broadcast.com Common Stock has not been satisfied or as a result of any restriction arising under any applicable law or regulation, the date for such closing shall be on such date within five days following the satisfaction of all such conditions and the cessation of all such restrictions as Yahoo! may specify. Yahoo! represents and warrants to broadcast.com that any shares of broadcast.com Common Stock acquired upon exercise of the broadcast.com Stock Option will be acquired for Yahoo!'s own account, and will not be, and the broadcast.com Stock Option is not being, acquired by Yahoo! with a view to the distribution thereof in violation of any applicable provision of the Securities Act. Yahoo! has such knowledge and experience in business and financial matters as to be capable of utilizing the information which is available to Yahoo! to evaluate the merits and risks of an investment by Yahoo! in the broadcast.com Common Stock and Yahoo! is able to bear the economic risks of any investment in the broadcast.com Common Stock which Yahoo! may acquire upon exercise of the broadcast.com Stock Option.

    (e) PAYMENT AND DELIVERY OF SHARES. At any closing in connection with the broadcast.com Stock Option, (i) Yahoo! shall make payment to broadcast.com of the aggregate purchase price for the shares of broadcast.com Common Stock to be purchased by delivery to broadcast.com of a certified, cashier's or bank check payable to the order of broadcast.com or, if mutually agreed, by wire transfer of funds to an account designated by broadcast.com, and (ii) broadcast.com shall deliver to Yahoo! a certificate or certificates representing the shares so purchased, registered in the name of Yahoo! or its designee. Certificates for broadcast.com Common Stock delivered at any closing may be endorsed with a restrictive legend that shall read substantially as follows: "The transfer of the shares represented by this certificate is subject to certain provisions of an agreement between the registered holder hereof and broadcast.com, a copy of which agreement is on file at the principal office of broadcast.com, and to resale restrictions arising under the Securities Act of 1933, as amended. A copy of the aforementioned agreement will be mailed to the holder without charge promptly after receipt by broadcast.com of a written request therefor." In addition, the certificates shall bear any other legend as may be required by applicable law.

    (f) CERTAIN ADJUSTMENTS. In the event of any change in broadcast.com's capital stock by reason of stock dividends, stock splits, mergers, consolidations, recapitalizations, combinations, conversions, exchanges of shares, extraordinary or liquidating dividends, or other changes in the corporate or capital structure of broadcast.com which would have the effect of diluting or changing Yahoo!'s rights hereunder, the number and kind of shares of broadcast.com Common Stock subject to the broadcast.com Stock Option and the purchase price per Share (but not the total purchase price) shall be appropriately and equitably adjusted so that Yahoo! shall receive upon exercise of the broadcast.com Stock Option the number and class of shares of broadcast.com Common Stock or other securities or property that Yahoo!

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
would have received in respect of the shares purchasable upon exercise of the broadcast.com Stock Option if the broadcast.com Stock Option had been exercised immediately prior to such event.

    (g) SURRENDER RIGHT. At any time or from time to time after the Exercise Commencement Date and prior to the Option Termination Date, Yahoo! may, at its election, upon two business days' notice to broadcast.com, surrender all or a part of the broadcast.com Stock Option to broadcast.com, in which event broadcast.com shall pay to Yahoo!, on the day of each such surrender and in consideration thereof, against tender by Yahoo! of an instrument evidencing such surrender, an amount in cash per share of broadcast.com Common Stock the rights to which are surrendered equal to (i) the closing sale price of the broadcast.com's Common Stock on the Nasdaq Stock Market on the date of surrender (or the closing price as reported by any other applicable securities exchange if not listed on the Nasdaq Stock Market), or if not actively traded, the fair market value as determined by investment bankers chosen by Yahoo! over (ii) the Exercise Price. Upon exercise of its right to surrender the broadcast.com Stock Option or any portion thereof and the receipt by Yahoo! of cash pursuant to this
Section 5.13(g), any and all rights of Yahoo! to purchase shares of broadcast.com Common Stock with respect to the portion of the broadcast.com Stock Option surrendered pursuant to this Section shall be terminated.

    (h)  LISTING AND RESERVATION OF SHARES; NOTIFICATION OF RECORD DATES.

    (i) Promptly after the date hereof, and from time to time thereafter if necessary, broadcast.com will apply to list all of the shares of broadcast.com Common Stock subject to the broadcast.com Stock Option on the Nasdaq Stock Market and will use its best efforts to obtain approval of such listing as soon as practicable.

    (ii) Broadcast.com has taken all necessary corporate and other action to authorize and reserve and to permit it to issue, and at all times from the date hereof until such time as the obligation to deliver shares of broadcast.com Common Stock upon the exercise of the broadcast.com Stock Option terminates, will have reserved for issuance, upon any exercise of the broadcast.com Stock Option, the number of shares of broadcast.com Common Stock subject to the broadcast.com Stock Option (less the number of shares previously issued upon any partial exercise of the broadcast.com Stock Option or as to which the broadcast.com Stock Option may no longer be exercised).

   (iii) Broadcast.com shall give Yahoo! at least ten days' prior written notice before setting the record date for determining the holders of record of shares of broadcast.com Common Stock entitled to notice of, or to vote on, any matter, to receive any dividend or distribution or to participate in any rights offering or other matter, or to receive any other benefit or right, with respect to shares of broadcast.com Common Stock.

    (i)  REGISTRATION OF THE SHARES.

    (i) If Yahoo! requests broadcast.com in writing to register under the Securities Act any of the shares of broadcast.com Common Stock owned by Yahoo!, broadcast.com will use its best efforts to cause the offering of the shares so specified in such request to be registered as soon as practicable so as to permit the sale or other distribution by Yahoo! of the shares specified in its request (and to keep such registration in effect for a period of at least 90 days), and in connection therewith prepare and file as promptly as reasonably possible (but in no event later than 60 days from receipt of Yahoo!'s request) a registration statement under the Securities Act to effect such registration on an appropriate form, which would permit the sale of the shares of broadcast.com Common Stock by Yahoo! in the manner specified by Yahoo! in its request. Broadcast.com shall not be obligated to make effective more than two registration statements pursuant to the foregoing sentence. Upon written notice to Yahoo!, broadcast.com may postpone effecting a registration pursuant to this
Section 5.13 on one occasion during any period of six consecutive months for a reasonable time specified in the notice but not exceeding 90 days (which period may not be extended or renewed) if (1) an investment banking firm of recognized national standing shall advise broadcast.com and Yahoo! in writing that effecting the registration would materially and adversely affect an offering of

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
securities of broadcast.com the preparation of which had then been commenced, or
(2) broadcast.com is in possession of material non-public information the disclosure of which during the period specified in such notice broadcast.com believes, in its reasonable judgment, would not be in the best interests of broadcast.com. The obligations of broadcast.com under this Section 5.13(i)(i) shall terminate at such time as Yahoo! may sell all shares of broadcast.com Common Stock without restriction under Rule 144 (k).

    (ii) Broadcast.com shall notify Yahoo! in writing not less than ten days prior to filing a registration statement under the Securities Act (other than a filing on Form S-4 or S-8) with respect to any shares of broadcast.com Common Stock of broadcast.com's intention so to file. If Yahoo! wishes to have any portion of its shares of broadcast.com Common Stock included in such registration statement, it shall advise broadcast.com in writing to that effect within two business days following receipt of such notice, and broadcast.com will thereupon include the number of shares of broadcast.com Common Stock indicated by Yahoo! under such Registration Statement. If such registration involves an underwritten public offering and the managing underwriter shall advise broadcast.com and Yahoo! that in its view the number of shares of broadcast.com Common Stock requested to be included in such registration (including any securities which broadcast.com proposes to be included) exceeds the largest number of shares which can be sold without having an adverse effect on such offering, including the price at which such shares can be sold (the "MAXIMUM OFFERING SIZE"), broadcast.com will include in such registration, up to the Maximum Offering Size, first, all securities proposed to be registered by broadcast.com, and second, shares of broadcast.com Common Stock requested to be registered by Yahoo!.

   (iii) Broadcast.com shall pay all fees and expenses in connection with any registration pursuant to this Section 5.13 other than underwriting discounts and commissions to brokers or dealers and shall indemnify Yahoo!, its officers, directors, agents, other controlling persons and any underwriters retained by Yahoo! in connection with such sale of such shares of broadcast.com Common Stock in the customary way, and agree to customary contribution provisions with such persons, with respect to claims, damages, losses and liabilities (and any expenses relating thereto) arising (or to which Yahoo!, its officers, directors, agents, other controlling persons or underwriters may be subject) in connection with any such offer or sale under the federal securities laws or otherwise, except for information furnished in writing by Yahoo! or its underwriters to broadcast.com. Yahoo! and its underwriters, respectively, shall indemnify broadcast.com to the same extent with respect to information furnished in writing to broadcast.com by Yahoo! and such underwriters.

    5.14 LETTER OF BROADCAST.COM'S ACCOUNTANTS. Broadcast.com shall use all reasonable efforts to cause to be delivered to Yahoo! a letter of PricewaterhouseCoopers LLP, dated no more than two (2) business days before the date on which the Registration Statement becomes effective (and reasonably satisfactory in form and substance to Yahoo!), that is customary in scope and substance for letters delivered by independent public accountants in connection with registration statements similar to the Registration Statement.

                                   ARTICLE VI
                            CONDITIONS TO THE MERGER

    6.1 CONDITIONS TO OBLIGATIONS OF EACH PARTY TO EFFECT THE MERGER. The respective obligations of each party to this Agreement to effect the Merger shall be subject to the satisfaction at or prior to the Closing Date of the following conditions:

        (a) BROADCAST.COM STOCKHOLDER APPROVAL. This Agreement shall have been approved and adopted, and the Merger shall have been duly approved, by the requisite vote under applicable law, by the stockholders of broadcast.com.

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
        (b) REGISTRATION STATEMENT EFFECTIVE; PROXY STATEMENT. The SEC shall have declared the Registration Statement effective. No stop order suspending the effectiveness of the Registration Statement or any part thereof shall have been issued and no proceeding for that purpose, and no similar proceeding in respect of the Proxy Statement/Prospectus, shall have been initiated or threatened in writing by the SEC.

        (c) NO ORDER; HSR ACT. No Governmental Entity shall have enacted, issued, promulgated, enforced or entered any statute, rule, regulation, executive order, decree, injunction or other order (whether temporary, preliminary or permanent) which is in effect and which has the effect of making the Merger illegal or otherwise prohibiting consummation of the Merger. All waiting periods, if any, under the HSR Act relating to the transactions contemplated hereby will have expired or terminated early and all material foreign antitrust approvals required to be obtained prior to the Merger in connection with the transactions contemplated hereby shall have been obtained.

        (d) TAX OPINIONS. Yahoo! and broadcast.com shall each have received written opinions from their respective tax counsel (Venture Law Group, A Professional Corporation, and Gibson, Dunn & Crutcher LLP, respectively), in form and substance reasonably satisfactory to them, to the effect that the Merger will constitute a reorganization within the meaning of Section 368(a) of the Code and such opinions shall not have been withdrawn; PROVIDED, HOWEVER, that if the counsel to either Yahoo! or broadcast.com does not render such opinion, this condition shall nonetheless be deemed to be satisfied with respect to such party if counsel to the other party renders such opinion to such party. The parties to this Agreement agree to make reasonable representations as requested by such counsel for the purpose of rendering such opinions.

        (e) NASDAQ LISTING. The shares of Yahoo! Common Stock to be issued in the Merger shall have been approved for listing on the Nasdaq Stock Market.

        (f) OPINION OF ACCOUNTANTS. Yahoo! shall have received letters from PricewaterhouseCoopers LLP, dated within two (2) business days prior to the Effective Time, regarding that firm's concurrence with Yahoo!'s management's and broadcast.com's management's conclusions as to the appropriateness of pooling of interest accounting for the Merger under Accounting Principles Board Opinion No. 16, if the Merger is consummated in accordance with this Agreement; provided, however, that this condition shall be deemed waived by broadcast.com in the event that any action taken by, or omitted to be taken by, broadcast.com or any of its stockholders, employees or affiliates shall have been the proximate cause of the inability of Yahoo! to account for the Merger as a pooling of interests.

    6.2 ADDITIONAL CONDITIONS TO OBLIGATIONS OF BROADCAST.COM. The obligation of broadcast.com to consummate and effect the Merger shall be subject to the satisfaction at or prior to the Closing Date of each of the following conditions, any of which may be waived, in writing, exclusively by broadcast.com:

        (a) REPRESENTATIONS AND WARRANTIES. Each representation and warranty of Yahoo! and Merger Sub contained in this Agreement (i) shall have been true and correct in all material respects as of the date of this Agreement, and (ii) shall be true and correct on and as of the Closing Date with the same force and effect as if made on the Closing Date except (A) in each case, or in the aggregate, as does not constitute a Material Adverse Effect on Yahoo! and Merger Sub, (B) for changes contemplated by this Agreement, and (C) for those representations and warranties which address matters only as of a particular date (which representations shall have been true and correct except as does not constitute a Material Adverse Effect on Yahoo! and Merger Sub as of such particular date) (it being understood that, for purposes of determining the accuracy of such representations and warranties for purposes of clause (ii), (1) all "Material Adverse Effect" qualifications and other qualifications based on the word "material" or similar phrases contained in such representations and warranties shall be disregarded, and (2) any update of or modification to the Yahoo! Disclosure Letter made or purported to have been made after the date of this Agreement shall be disregarded). Broadcast.com shall have received

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
    a certificate with respect to the foregoing signed on behalf of Yahoo! by an authorized officer of Yahoo!.

        (b) AGREEMENTS AND COVENANTS. Yahoo! and Merger Sub shall have performed or complied in all material respects with all agreements and covenants required by this Agreement to be performed or complied with by them on or prior to the Closing Date, and broadcast.com shall have received a certificate to such effect signed on behalf of Yahoo! by an authorized officer of Yahoo!.

    6.3 ADDITIONAL CONDITIONS TO THE OBLIGATIONS OF YAHOO! AND MERGER SUB. The obligations of Yahoo! and Merger Sub to consummate and effect the Merger shall be subject to the satisfaction at or prior to the Closing Date of each of the following conditions, any of which may be waived, in writing, exclusively by Yahoo!:

        (a) REPRESENTATIONS AND WARRANTIES. Each representation and warranty of broadcast.com contained in this Agreement (i) shall have been true and correct in all material respects as of the date of this Agreement, and (ii) shall be true and correct on and as of the Closing Date with the same force and effect as if made on and as of the Closing Date except (A) in each case, or in the aggregate, as does not constitute a Material Adverse Effect on broadcast.com, (B) for changes contemplated by this Agreement, and (C) for those representations and warranties which address matters only as of a particular date (which representations shall have been true and correct except as does not constitute a Material Adverse Effect on broadcast.com as of such particular date) (it being understood that, for purposes of determining the accuracy of such representations and warranties, (1) all "Material Adverse Effect" qualifications and other qualifications based on the word "material" or similar phrases contained in such representations and warranties shall be disregarded, and (2) any update of or modification to the broadcast.com Disclosure Letter made or purported to have been made after the date of this Agreement shall be disregarded). Yahoo! shall have received a certificate with respect to the foregoing signed on behalf of broadcast.com by an authorized officer of broadcast.com.

        (b) AGREEMENTS AND COVENANTS. Broadcast.com shall have performed or complied in all material respects with all agreements and covenants required by this Agreement to be performed or complied with by it at or prior to the Closing Date, and Yahoo! shall have received a certificate to such effect signed on behalf of broadcast.com by the Chief Executive Officer and the Chief Financial Officer of broadcast.com.

        (c) AFFILIATE AGREEMENTS. Each of the broadcast.com Affiliates shall have entered into the broadcast.com Affiliate Agreement and each of such agreements will be in full force and effect as of the Effective Time.

        (d) NONCOMPETITION AGREEMENTS. Each of the Noncompetition Agreements entered into concurrently with the execution of this Agreement shall remain in full force and effect.

                                  ARTICLE VII
                       TERMINATION, AMENDMENT AND WAIVER

    7.1 TERMINATION. This Agreement may be terminated at any time prior to the Effective Time, whether before or after the requisite approvals of the stockholders of broadcast.com or Yahoo!:

        (a) by mutual written consent duly authorized by the Boards of Directors of Yahoo! and broadcast.com;

        (b) by either broadcast.com or Yahoo! if the Merger shall not have been consummated by October 31, 1999, for any reason; PROVIDED, HOWEVER, that the right to terminate this Agreement under this Section 7.1(b) shall not be available to any party whose action or failure to act has been a principal cause of or resulted in the failure of the Merger to occur on or before such date and such action or failure to act constitutes a breach by such party of this Agreement;

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
        (c) by either broadcast.com or Yahoo! if a Governmental Entity shall have issued an order, decree or ruling or taken any other action, in any case having the effect of permanently restraining, enjoining or otherwise prohibiting the Merger, which order, decree, ruling or other action is final and nonappealable;

        (d) by either broadcast.com or Yahoo! if the required approval of the stockholders of broadcast.com contemplated by this Agreement shall not have been obtained by reason of the failure to obtain the required vote at a meeting of broadcast.com stockholders duly convened therefor or at any adjournment thereof (provided that the right to terminate this Agreement under this Section 7.1(d) shall not be available to broadcast.com where the failure to obtain broadcast.com stockholder approval shall have been caused by the action or failure to act of broadcast.com and such action or failure to act constitutes a breach by broadcast.com of this Agreement);

        (e) by Yahoo! if a Triggering Event (as defined below) shall have occurred.

        (f) by broadcast.com, upon a breach of any representation, warranty, covenant or agreement on the part of Yahoo! set forth in this Agreement, or if any representation or warranty of Yahoo! shall have become untrue, in either case such that the conditions set forth in Section 6.2(a) or Section 6.2(b) would not be satisfied as of the time of such breach or as of the time such representation or warranty shall have become untrue, PROVIDED that if such inaccuracy in Yahoo!'s representations and warranties or breach by Yahoo! is curable by Yahoo! through the exercise of its commercially reasonable efforts, then broadcast.com may not terminate this Agreement under this Section 7.1(f) for twenty (20) days after delivery of written notice from broadcast.com to Yahoo! of such breach, provided Yahoo! continues to exercise commercially reasonable efforts to cure such breach (it being understood that broadcast.com may not terminate this Agreement pursuant to this Section 7.1(f) if it shall have materially breached this Agreement or if such breach by Yahoo! is cured during such 20-day period and PROVIDED that such cure shall be completed on or prior to October 31, 1999); or

        (g) by Yahoo!, upon a breach of any representation, warranty, covenant or agreement on the part of broadcast.com set forth in this Agreement, or if any representation or warranty of broadcast.com shall have become untrue, in either case such that the conditions set forth in Section 6.3(a) or Section 6.3(b) would not be satisfied as of the time of such breach or as of the time such representation or warranty shall have become untrue, PROVIDED that if such inaccuracy in broadcast.com's representations and warranties or breach by broadcast.com is curable by broadcast.com through the exercise of its commercially reasonable efforts, then Yahoo! may not terminate this Agreement under this Section 7.1(g) for twenty (20) days after delivery of written notice from Yahoo! to broadcast.com of such breach, provided broadcast.com continues to exercise commercially reasonable efforts to cure such breach (it being understood that Yahoo! may not terminate this Agreement pursuant to this Section 7.1(g) if it shall have materially breached this Agreement or if such breach by broadcast.com is cured during such 20-day period and PROVIDED that such cure shall be completed on or prior to October 31, 1999).

        For the purposes of this Agreement, a "TRIGGERING EVENT" shall be deemed to have occurred if: (i) the Board of Directors of broadcast.com or any committee thereof having authority to bind the Board shall for any reason have withdrawn or shall have amended or modified in a manner adverse to Yahoo! its recommendation in favor of the adoption and approval of the Agreement or the approval of the Merger; (ii) broadcast.com shall have failed to include in the Proxy Statement/Prospectus the recommendation of the Board of Directors of broadcast.com in favor of the adoption and approval of the Agreement and the approval of the Merger; (iii) the Board of Directors of broadcast.com fails to reaffirm its recommendation in favor of the adoption and approval of the Agreement and the approval of the Merger within 15 business days after Yahoo! requests in writing that such recommendation be reaffirmed at any time following the public announcement of an Acquisition Proposal; (iv) the Board of Directors of broadcast.com or any committee thereof having authority to bind the

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
    Board shall have approved or publicly recommended any Acquisition Proposal;
    (v) broadcast.com shall have entered into any letter of intent of similar document or any agreement, contract or commitment accepting any Acquisition Proposal; (vi) a tender or exchange offer relating to securities of broadcast.com in excess of 50% of its outstanding voting securities shall have been commenced by a person unaffiliated with Yahoo! and broadcast.com shall have sent to its stockholders pursuant to Rule 14e-2 promulgated under the Exchange Act a statement disclosing that broadcast.com recommends acceptance of such tender or exchange offer; or (vii) broadcast.com shall have intentionally breached its obligations under Section 5.4.

    7.2 NOTICE OF TERMINATION EFFECT OF TERMINATION. Any termination of this Agreement under Section 7.1 above will be effective immediately upon the delivery of written notice of the terminating party to the other parties hereto. In the event of the termination of this Agreement as provided in Section 7.1, this Agreement shall be of no further force or effect and there shall be no liability hereunder on the part of broadcast.com, Yahoo!, Merger Sub or their respective officers or directors, except (i) as set forth in this Section 7.2,
Section 7.3 and Article VIII (Miscellaneous), each of which shall survive the termination of this Agreement, and (ii) nothing herein shall relieve any party from liability for any willful or intentional breach of this Agreement. No termination of this Agreement shall affect the obligations of the parties contained in the Confidentiality Agreement, all of which obligations shall survive termination of this Agreement in accordance with their terms.

    7.3  FEES AND EXPENSES.

    (a) GENERAL. Except as set forth in this Section 7.3, all fees and expenses incurred in connection with this Agreement and the transactions contemplated hereby shall be paid by the party incurring such expenses whether or not the Merger is consummated; provided, however, that Yahoo! and broadcast.com shall share equally all fees and expenses, other than attorneys' and accountants fees and expenses, incurred in relation to the printing and filing with the SEC of the Proxy Statement/Prospectus (including any preliminary materials related thereto) and the Registration Statement (including financial statements and exhibits) and any amendments or supplements thereto.

    (b) BROADCAST.COM PAYMENTS. In the event that this Agreement is terminated by Yahoo! pursuant to Section 7.1(e), broadcast.com shall promptly, but in no event later than one day after the date of such termination, pay Yahoo! a fee equal to $135,000,000 in immediately available funds (the "TERMINATION FEE"). In addition, in the event that this Agreement is terminated by Yahoo! or broadcast.com, as the case may be, pursuant to Section 7.1(d) and prior to the vote of broadcast.com stockholders at the broadcast.com Stockholders' Meeting an Acquisition Proposal shall have been publicly announced, broadcast.com shall promptly, but in no event later than one day after the date of such termination, pay Yahoo! a amount equal to Yahoo!'s documented expenses incurred in connection with the transactions contemplated by this Agreement, and furthermore, in the event that within 270 days following such termination broadcast.com shall enter into a definitive agreement with respect to an Acquisition Transaction (defined for this purpose to substitute "50%" for the references to "30%" and "70%" in the definition set forth in Section 5.4(a)) or shall consummate an Acquisition Transaction (defined for this purpose to substitute "50%" for the references to "30%" and "70%" in the definition set forth in Section 5.4(a)) with a third party, broadcast.com shall contemporaneously with such execution or consummation, as the case may be, pay Yahoo! a fee equal to the Termination Fee. broadcast.com acknowledges that the agreements contained in this Section 7.3(b) are an integral part of the transactions contemplated by this Agreement, and that, without these agreements, Yahoo! would not enter into this Agreement; accordingly, if broadcast.com fails promptly to pay the amounts due pursuant to this Section 7.3(b), and, in order to obtain such payment, Yahoo! commences a suit which results in a judgment against broadcast.com for the amounts set forth in this Section 7.3(b), broadcast.com shall pay to Yahoo! its reasonable costs and expenses (including attorneys' fees and expenses) in connection with such suit, together with interest on the amounts set forth in this Section 7.3(b) at the prime rate of The Chase Manhattan Bank in effect on the date such payment was required to be made.

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
    (c) Payment of the fees described in Section 7.3(b) above shall not be in lieu of damages incurred in the event of a willful or intentional breach of this Agreement.

    (d) Notwithstanding any provision of this Agreement to the contrary, the "Total Proceeds" (as hereinafter defined) that Yahoo! shall be permitted to realize in respect of the Termination Fee and the broadcast.com Stock Option shall not exceed $165,000,000. In the event Yahoo!'s Total Proceeds would exceed such amount, Yahoo! shall, at its sole election, (a) reduce the number of shares of broadcast.com Common Stock subject to the broadcast.com Stock Option, (b) deliver shares of broadcast.com Common Stock received upon an exercise of the broadcast.com Stock Option to broadcast.com for cancellation, (c) pay an amount of cash to broadcast.com, or (d) do any combination of the foregoing so that Yahoo!'s actual realized Total Proceeds shall not exceed $165,000,000. "TOTAL PROCEEDS" shall mean the aggregate (before taxes) of (i) any amount received pursuant to broadcast.com's repurchase of that broadcast.com Stock Option (or any portion thereof), (ii) any amount received pursuant to broadcast.com's repurchase of the shares of broadcast.com Common Stock (less the purchase price for such shares), (iii) any net cash received pursuant to the sale of shares of broadcast.com Common Stock received by Yahoo! in any exercise of the broadcast.com Stock Option to any third party (less the purchase price of such shares), (iv) any amounts received on transfer of the broadcast.com Stock Option or any portion thereof to a third party, (v) any equivalent amounts received with respect to the broadcast.com Stock Option adjusted pursuant to Section 5.13(f), and (vi) the Termination Fee actually paid.

    7.4 AMENDMENT. Subject to applicable law, this Agreement may be amended by the parties hereto at any time by execution of an instrument in writing signed on behalf of each of Yahoo!, Merger Sub and broadcast.com.

    7.5 EXTENSION; WAIVER. At any time prior to the Effective Time any party hereto may, to the extent legally allowed, (i) extend the time for the performance of any of the obligations or other acts of the other parties hereto,
(ii) waive any inaccuracies in the representations and warranties made to such party contained herein or in any document delivered pursuant hereto, and (iii) waive compliance with any of the agreements or conditions for the benefit of such party contained herein. Any agreement on the part of a party hereto to any such extension or waiver shall be valid only if set forth in an instrument in writing signed on behalf of such party. Delay in exercising any right under this Agreement shall not constitute a waiver of such right.

                                  ARTICLE VIII
                               GENERAL PROVISIONS

    8.1 NON-SURVIVAL OF REPRESENTATIONS AND WARRANTIES. The representations and warranties of broadcast.com, Yahoo! and Merger Sub contained in this Agreement shall terminate at the Effective Time, and only the covenants that by their terms survive the Effective Time shall survive the Effective Time.

    8.2 NOTICES. All notices and other communications hereunder shall be in writing and shall be deemed given if delivered personally or by commercial delivery service, or sent via telecopy (receipt confirmed) to the parties at the following addresses or telecopy numbers (or at such other address or telecopy numbers for a party as shall be specified by like notice):

        (a) if to Yahoo! or Merger Sub, to:

            Yahoo! Inc.
           3420 Central Expressway
           Santa Clara, CA 95051
           Attention: Chief Executive Officer
           Telephone No.: (408) 731-3300
           Telecopy No.: (408) 731-3510

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
            with a copy at the same address to the attention of the General Counsel and Secretary and with a copy to:

            Venture Law Group
           A Professional Corporation
           2800 Sand Hill Road
           Menlo Park, California 94025
           Attention: Steven J. Tonsfeldt
           Telephone No.: (650) 854-4488
           Telecopy No.: (650) 233-8386

        (b) if to broadcast.com, to:

            broadcast.com inc.
           2914 Taylor Street
           Dallas, TX 75226
           Attention: Chief Executive Officer
           Telephone No.: (214) 748-6660
           Telecopy No.: (214) 748-2470

            with a copy to:

            Gibson, Dunn & Crutcher LLP
           200 Park Avenue
           New York, New York 10166
           Attention: Sean P. Griffiths
           Telephone No.: (212) 351-4000
           Telecopy No.: (212) 351-4035

    8.3  INTERPRETATION; CERTAIN DEFINED TERMS.

    (a) When a reference is made in this Agreement to Exhibits, such reference shall be to an Exhibit to this Agreement unless otherwise indicated. When a reference is made in this Agreement to Sections, such reference shall be to a Section of this Agreement unless otherwise indicated. The words "INCLUDE," "INCLUDES" and "INCLUDING" when used herein shall be deemed in each case to be followed by the words "WITHOUT LIMITATIONS." The table of contents and headings contained in this Agreement are for reference purposes only and shall not affect in any way the meaning or interpretation of this Agreement. When reference is made herein to "THE BUSINESS OF" an entity, such reference shall be deemed to include the business of all direct and indirect subsidiaries of such entity. Reference to the subsidiaries of an entity shall be deemed to include all direct and indirect subsidiaries of such entity.

    (b) For purposes of this Agreement the term "KNOWLEDGE" means with respect to a party hereto, with respect to any matter in question, that any of the executive officers of such party has actual knowledge of such matter.

    (c) For purposes of this Agreement, the term "MATERIAL ADVERSE EFFECT" when used in connection with a party hereto means any change, event, circumstance or effect that is materially adverse to the business, assets (including intangible assets), capitalization, financial condition or results of operations of such party and its subsidiaries taken as a whole, except (i) any continued or increased operating losses (provided that obligations of broadcast.com set forth in Section 4.1 are complied with) or (ii) to the extent that any such change, event or effect is attributable to or results from (w) the direct effect of the public announcement or pendency of the transactions contemplated hereby on current or prospective customers or revenues of broadcast.com, (x) changes in general economic conditions or changes affecting the industry generally in which such party operates, (y) changes in trading prices for such party's capital stock, or (z) stockholder class action litigation arising from allegations of a breach of fiduciary duty of the

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
broadcast.com Board of Directors relating to this Agreement; PROVIDED, HOWEVER, that with respect to clause (ii)(w) of this sentence, broadcast.com shall bear the burden of proof in any proceeding with regard to establishing that any change, event, circumstance or effect is attributable to or results from the direct effect of the public announcement or pendency of the transactions contemplated hereby.

    (d) For purposes of this Agreement, the term "PERSON" shall mean any individual, corporation (including any non-profit corporation), general partnership, limited partnership, limited liability partnership, joint venture, estate, trust, broadcast.com (including any limited liability broadcast.com or joint stock broadcast.com), firm or other enterprise, association, organization, entity or Governmental Entity.

    (e) For purposes of this Agreement, "SUBSIDIARY" of a specified entity will be any corporation, partnership, limited liability broadcast.com, joint venture or other legal entity of which the specified entity (either alone or through or together with any other subsidiary) owns, directly or indirectly, fifty percent (50%) or more of the stock or other equity or partnership interests the holders of which are generally entitled to vote for the election of the Board of Directors or other governing body of such corporation or other legal entity.

    8.4 COUNTERPARTS. This Agreement may be executed in one or more counterparts, and by facsimile, all of which shall be considered one and the same agreement and shall become effective when one or more counterparts have been signed by each of the parties and delivered to the other party, it being understood that all parties need not sign the same counterpart.

    8.5 ENTIRE AGREEMENT; THIRD PARTY BENEFICIARIES. This Agreement and the documents and instruments and other agreements among the parties hereto as contemplated by or referred to herein, including the broadcast.com Disclosure Letter and the Yahoo! Disclosure Letter (a) constitute the entire agreement among the parties with respect to the subject matter hereof and supersede all prior agreements and understandings, both written and oral, among the parties with respect to the subject matter hereof, it being understood that the Confidentiality Agreement shall continue in full force and effect until the Closing and shall survive any termination of this Agreement; and (b) are not intended to confer upon any other person any rights or remedies hereunder, except as specifically provided in Section 5.10.

    8.6 SEVERABILITY. In the event that any provision of this Agreement or the application thereof, becomes or is declared by a court of competent jurisdiction to be illegal, void or unenforceable, the remainder of this Agreement will continue in full force and effect and the application of such provision to other persons or circumstances will be interpreted so as reasonably to effect the intent of the parties hereto. The parties further agree to replace such void or unenforceable provision of this Agreement with a valid and enforceable provision that will achieve, to the extent possible, the economic, business and other purposes of such void or unenforceable provision.

    8.7 OTHER REMEDIES; SPECIFIC PERFORMANCE. Except as otherwise provided herein, any and all remedies herein expressly conferred upon a party will be deemed cumulative with and not exclusive of any other remedy conferred hereby, or by law or equity upon such party, and the exercise by a party of any one remedy will not preclude the exercise of any other remedy. The parties hereto agree that irreparable damage would occur in the event that any of the provisions of this Agreement were not performed in accordance with their specific terms or were otherwise breached. It is accordingly agreed that the parties shall be entitled to seek an injunction or injunctions to prevent breaches of this Agreement and to enforce specifically the terms and provisions hereof in any court of the United States or any state having jurisdiction, this being in addition to any other remedy to which they are entitled at law or in equity.

    8.8 GOVERNING LAW. This Agreement shall be governed by and construed in accordance with the laws of the State of Delaware, regardless of the laws that might otherwise govern under applicable principles of conflicts of law thereof.

    8.9 RULES OF CONSTRUCTION. The parties hereto agree that they have been represented by counsel during the negotiation and execution of this Agreement and, therefore, waive the application of any law,

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
regulation, holding or rule of construction providing that ambiguities in an agreement or other document will be construed against the party drafting such agreement or document.

    8.10 ASSIGNMENT. No party may assign either this Agreement or any of its rights, interests, or obligations hereunder without the prior written approval of the other parties. Subject to the preceding sentence, this Agreement shall be binding upon and shall inure to the benefit of the parties hereto and their respective successors and permitted assigns.

    8.11 WAIVER OF JURY TRIAL. EACH OF YAHOO!, BROADCAST.COM AND MERGER SUB HEREBY IRREVOCABLY WAIVES ALL RIGHT TO TRIAL BY JURY IN ANY ACTION, PROCEEDING OR COUNTERCLAIM (WHETHER BASED ON CONTRACT, TORT OR OTHERWISE) ARISING OUT OF OR RELATING TO THIS AGREEMENT OR THE ACTIONS OF YAHOO!, BROADCAST.COM OR MERGER SUB IN THE NEGOTIATION, ADMINISTRATION, PERFORMANCE AND ENFORCEMENT HEREOF.

                                     *****

    IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be executed by their duly authorized respective officers as of the date first written above.

                                          YAHOO! INC.
                                          By: /s/ TIMOTHY K. KOOGLE
                                             -----------------------------------
                                          Name: Timothy K. Koogle
                                               ---------------------------------
                                          Title: Chairman and Chief Executive
                                          Officer
                                               ---------------------------------

                                          ALAMO ACQUISITION CORP.
                                          By: /s/ TIMOTHY K. KOOGLE
                                             -----------------------------------
                                          Name: Timothy K. Koogle
                                               ---------------------------------
                                          Title: President
                                               ---------------------------------

                                          BROADCAST.COM INC.
                                          By: /s/ TODD WAGNER
                                             -----------------------------------
                                          Name: Todd Wagner
                                               ---------------------------------
                                          Title: Chief Executive Officer
                                               ---------------------------------

                     **** AGREEMENT AND PLAN OF MERGER ****

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